The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-222648

SUBJECT TO COMPLETION, DATED MARCH 14, 2018

Prospectus Supplement

(to Prospectus dated January 22, 2018)

Assurant, Inc.

$                % Senior Notes due 2023

$                % Senior Notes due 2028

$                         % Fixed-to-Floating Rate Subordinated Notes due 2048

We will pay interest on the     % senior notes due 2023 (the “2023 Senior Notes”), the     % senior notes due 2028 (the “2028 Senior Notes” and, together with the 2023 Senior Notes, the “Senior Notes”) on             and             of each year, beginning on             , 2018. The 2023 Senior Notes will mature on            , 2023 and the 2028 Senior Notes will mature on            , 2028.

Prior to            , 2023 (one month prior to maturity (the “2023 Senior Notes Par Call Date”)), we may redeem the 2023 Senior Notes, at any time in whole or from time to time in part, at a “make-whole” premium plus accrued and unpaid interest to, but excluding, the redemption date. Commencing on or after the 2023 Senior Notes Par Call Date, we may redeem the 2023 Senior Notes, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2023 Senior Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date. Prior to            , 2028 (three months prior to maturity (the “2028 Senior Notes Par Call Date”)), we may redeem the 2028 Senior Notes, at any time in whole or from time to time in part, at a “make-whole” premium plus accrued and unpaid interest to, but excluding, the redemption date. Commencing on or after the 2028 Senior Notes Par Call Date, we may redeem the 2028 Senior Notes, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2028 Senior Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Senior Notes—Optional Redemption.”

The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding and senior in right of payment to all existing and future subordinated indebtedness, including the Fixed-to-Floating Rate Subordinated Notes offered hereby (as defined herein).

The fixed-to-floating rate subordinated notes due 2048 (the “Fixed-to-Floating Rate Subordinated Notes” and, together with the Senior Notes, the “Notes”) will bear interest from            , 2018 to, but excluding,             , 2028, at an annual rate of                %, payable semi-annually in arrears on             and                of each year, beginning on            , 2018 and ending on            , 2028. From and including                 , 2028, the Fixed-to-Floating Rate Subordinated Notes will bear interest at an annual rate equal to three-month LIBOR plus                %, payable quarterly in arrears on     ,     ,     and    of each year, beginning on            , 2028. So long as no event of default with respect to the Fixed-to-Floating Rate Subordinated Notes has occurred and is continuing, we have the right, on one or more occasions, to defer the payment of interest on the Fixed-to-Floating Rate Subordinated Notes as described in this prospectus supplement for one or more consecutive interest periods for up to five years. Deferred interest will accrue additional interest at an annual rate equal to the annual interest rate then applicable to the Fixed-to-Floating Rate Subordinated Notes.

The principal amount of the Fixed-to-Floating Rate Subordinated Notes will mature on            , 2048. Payment of the principal on the Fixed-to-Floating Rate Subordinated Notes will be accelerated only in the case of a bankruptcy of or certain other insolvency events with respect to Assurant, Inc. There is no right of acceleration in the case of default in the payment of interest on the Fixed-to-Floating Rate Subordinated Notes or the performance of any of our other obligations with respect to the Fixed-to-Floating Rate Subordinated Notes.

We may redeem the Fixed-to-Floating Rate Subordinated Notes, in whole but not in part, at any time prior to             , 2028, within 90 days after the occurrence of a “rating agency event,” a “tax event” or a “regulatory capital event” at a redemption price equal to (i) with respect to a “rating agency event,” 102% of their principal amount, and (ii) with respect to a “tax event” or a “regulatory capital event,” their principal amount, in each case plus accrued and unpaid interest (including compounded interest). On or after            , 2028, we may redeem the Fixed-to-Floating Rate Subordinated Notes, in whole at any time or in part from time to time, at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest) to, but excluding, the date of redemption; provided that if the Fixed-to-Floating Rate Subordinated Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Fixed-to-Floating Rate Subordinated Notes, excluding any Fixed-to-Floating Rate Subordinated Notes held by us or any of our affiliates, must remain outstanding after giving effect to such redemption. For more information and the definitions of “tax event,” “rating agency event” and “regulatory capital event,” see “Description of the Fixed-to-Floating Rate Subordinated Notes—Redemption” in this prospectus supplement.

The Fixed-to-Floating Rate Subordinated Notes will be unsecured, will rank equally in right of payment to all our existing and future paripassu securities (as defined herein) and will be subordinated and junior in right of payment to all our existing and future senior indebtedness (as defined herein), including the Senior Notes offered hereby.

We intend to use the net proceeds of this offering, together with the net proceeds from the issuance of 2,875,000 shares of our 6.50% Series D Mandatory Convertible Preferred Stock (the “Mandatory Convertible Preferred Stock”), available cash on hand and common stock consideration, to finance our pending acquisition of TWG Holdings Limited (the “TWG Acquisition”), to refinance our 2018 Notes (as defined herein) and to pay related fees and expenses. See “Summary—Recent Developments” and “Use of Proceeds.” If the TWG Acquisition has not closed on or prior to December 17, 2018 or an Acquisition Termination Event (as defined herein) occurs, we will be required to redeem the 2023 Senior Notes and the Fixed-to-Floating Rate Subordinated Notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on such notes to the date of redemption. See “Description of the Senior Notes—Special Mandatory Redemption” and “Description of the Fixed-to-Floating Rate Subordinated Notes—Special Mandatory Redemption.”

The 2028 Senior Notes are not subject to the special mandatory redemption and will remain outstanding even if we do not consummate the TWG Acquisition.

The closing of this offering is not conditioned on the consummation of the TWG Acquisition, which, if consummated, will occur subsequent to the closing of this offering.

See “Risk Factors” on page S-13 of this prospectus supplement and page 4 of the accompanying prospectus to read about factors you should consider before investing in the Notes.

	Per 2023 Senior Note		Total	Per 2028 Senior Note		Total	Per Fixed- to-Floating Rate Subordinated Note		Total
Public offering price (1)		%	$		%	$		%	$
Underwriting discounts		%	$		%	$		%	$
Proceeds to Assurant, Inc. (before expenses)		%	$		%	$		%	$

(1)	Plus accrued interest, if any, from and including March , 2018, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes to purchasers through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about March    , 2018, against payment in immediately available funds.

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan	Wells Fargo Securities

US Bancorp

The date of this prospectus supplement is             , 2018

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of the Notes. The second part, the accompanying prospectus, dated January 22, 2018, gives more general information, some of which may not apply to this offering.

We and the underwriters have not authorized anyone to provide any information other than that contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of the Notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our” and the “Company” are to Assurant, Inc. and not its subsidiaries, except where the context otherwise requires.

Except as expressly indicated in this prospectus supplement, amounts in U.S. dollars represent whole dollar amounts, not thousands. This differs from the convention used in certain of the documents incorporated by reference herein.

S-i

S-ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the Company to “incorporate by reference” the information it files with the SEC. This permits us to disclose important information to you by referencing these filed documents, which are considered part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents set forth below that the Company previously filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the offering of the Notes has been completed; provided that, unless otherwise stated, we will not incorporate by reference any filing that is “furnished” or deemed “furnished” to the SEC. These documents contain important information about the Company.

•	Our Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 14, 2018;

•	Our Definitive Proxy Statement on Schedule 14A filed on March 24, 2017; and

•	Our Current Reports on Form 8-K filed on January 9, 2018 (except for Item 7.01 and Exhibits 99.1 and 99.2 thereof), January 30, 2018, March 6, 2018 (except for Item 7.01 thereof) and March 12, 2018.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus. You may obtain these copies by writing to Investor Relations, Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005 or by dialing (212)-859-7000. Our website is www.assurant.com. We make our periodic reports and other information filed or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Except as specifically noted, information on our website and the websites of our operating companies is not incorporated by reference into this prospectus supplement and the accompanying prospectus and does not constitute a part of this prospectus supplement and the accompanying prospectus.

S-iii

SUMMARY

This summary contains selected information about us and this offering. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including, but not limited to, the information set forth under “Risk Factors” as well as our consolidated financial statements and the schedules and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2017 and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Company

Assurant is a global provider of risk management solutions in the housing and lifestyle markets, protecting where people live and the goods they buy. Assurant operates in North America, Latin America, Europe and Asia Pacific through three operating segments: Global Housing, Global Lifestyle, and Global Preneed. Assurant partners with clients who are leaders in their industries to provide consumers a diverse range of protection products and services. Through its Global Housing segment, Assurant provides lender-placed homeowners, manufactured housing and flood insurance; renters insurance and related products (referred to as our “multi-family housing” business); and valuation and field services (referred to as our “mortgage solutions” business). Through its Global Lifestyle segment, Assurant provides mobile device protection products and related services and extended service products and related services for consumer electronics and appliances (referred to as our “Connected Living” business); vehicle protection services; and credit insurance. Global Preneed provides pre-funded funeral insurance and annuity products.

Our Competitive Strengths

Our financial strength and our core capabilities across our businesses create competitive advantages that we believe allow us to support our clients and our profitable growth over the long term.

Our financial strength. We believe we have a strong balance sheet with a low leverage ratio. As of December 31, 2017, we had $31.84 billion in assets and our debt to total capital was 20.0%. In addition, our Global Housing, Global Lifestyle and Global Preneed segments generate significant amounts of cash flow, which provides us with the flexibility to make appropriate investments in strategic capabilities, and enter into partnerships with our clients.

Client and consumer insights support product innovation. During our long business tenure, we have developed a comprehensive understanding of our clients and the consumer markets we serve. We seek to leverage consumer insights, together with deep market knowledge and capabilities, to anticipate and identify the specific needs of our clients and consumers they serve. We intend to continue to capitalize on our client and consumer insights to introduce new and innovative products and services and to adapt those products and services to address emerging issues.

Value chain integration. We own or manage multiple pieces of the value chain, which enables us to create products and service offerings based on specific client needs and provide a more seamless experience for consumers. Offering end-to-end solutions allows us to adapt more quickly and efficiently to client and consumer needs. Visibility across the value chain helps us collect and share insights to improve the consumer experience and our offerings.

Our Strategy for Profitable Growth

Our vision is to be the premier provider of risk management solutions within the housing and lifestyle markets globally. To achieve this vision, we recently underwent a multi-year transformation to position ourselves for long-term profitable growth by:

Growing our portfolio of market leading businesses. We leverage our competitive strengths to focus on niche businesses where we can maintain or reach market leading positions and achieve attractive returns. We periodically assess our business portfolio to ensure we align resources with the best opportunities within the housing and lifestyle markets and, currently, we have identified connected living, multi-family housing and vehicle protection services as key businesses targeted for growth. We are focused on growing our businesses by continuing to invest in niche capabilities, further expanding our offerings and diversifying our distribution channels.

Providing integrated risk management offerings. We provide an array of services that are complementary to our risk-based products. As we adapt our business portfolio to respond to client and consumer needs, we expect that our mix of business will continue to evolve. We expect future business mix shifts to further diversify our revenue and earnings. In 2017, fee-based, capital-light businesses accounted for approximately 50% of our operating segments’ net earned premiums, fees and other income.

Implementing a more agile and efficient operating model. We expect that the implementation of our global operating model, including a more integrated organizational structure across our global operations, will achieve efficiencies to support our profitable growth long-term. We reorganized our global business operating structure to increase competitive agility and deliver superior customer experience and centralized key support functions to reduce overall expenditures over time and benefit from economies of scale.

Deploying our capital strategically. We deploy capital to invest in and grow our businesses, repurchase shares and pay dividends. Our approach to mergers, acquisitions and other growth opportunities reflects our prudent and disciplined approach to managing our capital. We target new business and capabilities that complement or support our business model, which is focused on expanding capabilities and distribution in targeted growth businesses globally.

Recent Developments

On January 9, 2018, we announced that we amended the structure of the TWG Acquisition. Under the revised terms, we will acquire TWG and remain a Delaware corporation. We intend to fund the purchase price, the refinancing of $350 million aggregate principal amount of our 2.50% Senior Notes due 2018 (the “2018 Notes”) and related fees and expenses with the net proceeds of this offering, the net proceeds from the March 12, 2018 issuance of 2,875,000 shares of our Mandatory Convertible Preferred Stock, available cash on hand and common stock consideration. The acquisition is expected to close in the second quarter of 2018, subject to the receipt of regulatory approvals and other customary closing conditions. This offering is not conditioned upon the completion of the TWG Acquisition.

Corporate Information

Our principal executive offices are located at 28 Liberty Street, 41st Floor, New York, New York 10005. Our telephone number is (212) 859-7000. Our website is www.assurant.com. We make our periodic reports and other information filed or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Except as specifically noted, information on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus and does not constitute a part of this prospectus supplement and the accompanying prospectus.

The Offering

Issuer	Assurant, Inc.
Notes Offered:

Senior Notes	$ million aggregate principal amount of % senior notes due 2023. $ million aggregate principal amount of % senior notes due 2028.

Fixed-to-Floating Rate Subordinated Notes	$ aggregate principal amount of % Fixed-to-Floating Rate Subordinated Notes due 2048.
Maturity Dates:

Senior Notes	, 2023 for the 2023 Senior Notes, unless earlier redeemed or repurchased. , 2028 for the 2028 Senior Notes, unless earlier redeemed or repurchased.

Fixed-to-Floating Rate Subordinated Notes	, 2048 for the Fixed-to-Floating Rate Subordinated Notes, unless earlier redeemed or repurchased.
Interest Rates:

Senior Notes

The 2023 Senior Notes will bear interest at the rate

of         % per year.

The 2028 Senior Notes will bear interest at the rate of         % per year

In each case, interest will be payable semi-annually in arrears on          and          of each year, beginning         , 2018.

Fixed-to-Floating Rate Subordinated Notes

Interest on the Fixed-to-Floating Rate Subordinated Notes will accrue from         , 2018.

From and including         , 2018 to, but excluding,         , 2028, or any earlier redemption date, the Fixed-to-Floating Rate Subordinated Notes will bear interest at an annual rate of         %. We will pay that interest semi-annually in arrears on         and         of each year, beginning on         , 2018 and ending on         , 2028, subject to our rights and obligations described under “Description of the Fixed-to-Floating Rate Subordinated Notes—Option to defer interest payments” in this prospectus supplement. In the event that any interest payment date on or prior to         , 2028 falls on a day that is not a business day, the interest payment due on that date will be postponed to the next day that is a business day, and no interest will accrue as a result of that postponement.

From and including         , 2028 to, but excluding, the maturity date or any earlier redemption date, the

Fixed-to-Floating Rate Subordinated Notes will bear interest at an annual rate equal to three-month LIBOR plus % payable quarterly in arrears on         ,         , and of each year (or if any of these days is not a business day, on the next business day, except that, if such business day is in the next succeeding calendar month, interest will be payable on the immediately preceding business day), beginning on         , 2028, subject to our rights and obligations described under “Description of the Fixed-to-Floating Rate Subordinated Notes—Option to defer interest payments” in this prospectus supplement.

Option to Defer Interest Payments	So long as no event of default with respect to the Fixed-to-Floating Rate Subordinated Notes has occurred and is continuing, we have the right, on one or more occasions, to defer the payment of interest on the Fixed-to-Floating Rate Subordinated Notes for one or more consecutive interest periods for up to five years as described in “Description of the Fixed-to-Floating Rate Subordinated Notes—Option to defer interest payments” in this prospectus supplement. We may not defer interest beyond the maturity date, any earlier accelerated maturity date arising from an event of default or any other earlier redemption of the Fixed-to-Floating Rate Subordinated Notes. During a deferral period, interest will continue to accrue on the Fixed-to-Floating Rate Subordinated Notes at the then-applicable rate of the Fixed-to-Floating Rate Subordinated Notes described above and deferred interest on the Fixed-to-Floating Rate Subordinated Notes will bear additional interest at the then-applicable interest rate of the Fixed-to-Floating Rate Subordinated Notes, compounded on each interest payment date, subject to applicable law. If we have paid all deferred interest (including compounded interest thereon) on the Fixed-to-Floating Rate Subordinated Notes, we can again defer interest payments on the Fixed-to-Floating Rate Subordinated Notes as described above.

Certain Payment Restrictions Applicable to Us	At any time when we have given notice of our election to defer interest payments on the Fixed-to-Floating Rate Subordinated Notes but the related deferral period has not yet commenced or a deferral period is continuing, we and our subsidiaries generally may not make payments on or redeem or purchase any shares of our capital stock or any of our debt securities or guarantees that rank upon our liquidation on a parity with or junior to the Fixed-to-Floating Rate Subordinated Notes, subject to certain limited exceptions.

The terms of the Fixed-to-Floating Rate Subordinated Notes permit us to make any payment of current or deferred interest on our pari passu securities that is made pro rata to the amounts due on such parity securities and the Fixed-to-Floating Rate Subordinated Notes.

For more information, see “Description of the Fixed-to-Floating Rate Subordinated Notes—Dividend and other payment stoppages during deferral periods and under certain other circumstances” in this prospectus supplement.

Ranking:

Senior Notes	The Senior Notes will be senior unsecured obligations of Assurant, Inc. and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding and senior in right of payment to all of our existing and future subordinated indebtedness, including the Fixed-to-Floating Rate Subordinated Notes offered hereby.

Fixed-to-Floating Rate Subordinated Notes

The Fixed-to-Floating Rate Subordinated Notes will be unsecured obligations of Assurant, Inc., will rank equally in right of payment to all of our existing and future pari passu securities and will be subordinated and junior in right of payment to all our existing and future senior indebtedness, including the Senior Notes offered hereby.

As of December 31, 2017, we had approximately $1.07 billion of outstanding senior indebtedness. On an as adjusted basis after giving effect to the TWG Acquisition, including the incurrence of indebtedness to partially fund the acquisition, we would have had approximately $2.01 billion of outstanding indebtedness. See “Capitalization” for further information. In addition, payments on the Fixed-to-Floating Rate Subordinated Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries to the extent of the assets of such subsidiaries, including future policy benefits and expenses, claims and benefits payable and separate account balances of $16.02 billion as of December 31, 2017. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our Annual Report on

Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of our existing indebtedness.

Additional Notes	We may, without the consent of the noteholders, issue additional notes having the same ranking and the same interest rate, maturity and other terms as any series of the Notes offered by this prospectus supplement. Any such additional notes will be a part of the series having the same terms as such series of the Notes; provided, however, that if such additional notes are not fungible with the applicable series of Notes offered hereby for U.S. federal income tax purposes, the additional notes will have a different CUSIP number.

Sinking Fund	None.

Optional Redemption:

2023 Senior Notes

Prior to the 2023 Senior Notes Par Call Date, we may redeem the 2023 Senior Notes, at any time in whole or from time to time in part, at a “make-whole” premium plus accrued and unpaid interest to, but excluding, the redemption date.

Commencing on or after the 2023 Senior Notes Par Call Date, we may redeem the 2023 Senior Notes, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2023 Senior Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Senior Notes—Optional Redemption.”

2028 Senior Notes

Prior to the 2028 Senior Notes Par Call Date, we may redeem the 2028 Senior Notes, at any time in whole or from time to time in part, at a “make-whole” premium plus accrued and unpaid interest to, but excluding, the redemption date.

Commencing on or after the 2028 Senior Notes Par Call Date, we may redeem the 2028 Senior Notes, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2028 Senior Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Senior Notes—Optional Redemption.”

Fixed-to-Floating Rate Subordinated Notes

We may elect to redeem the Fixed-to-Floating Rate Subordinated Notes:

•  in whole at any time or in part from time to time on or after         , 2028 at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest) to, but excluding, the date of redemption; provided that if the Fixed-to-Floating Rate Subordinated Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Fixed-to-Floating Rate Subordinated Notes, excluding any Fixed-to-Floating Rate Subordinated Notes held by us or any of our affiliates, must remain outstanding after giving effect to such redemption; or

•  in whole, but not in part, at any time prior to                             , 2028, within 90 days after the occurrence of a “rating agency event,” a “tax event” or a “regulatory capital event” at a redemption price equal to (i) with respect to a “rating agency event,” 102% of their principal amount, and (ii) with respect to a “tax event” or a “regulatory capital event,” their principal amount, in each case plus accrued and unpaid interest (including compounded interest) to but excluding the date of redemption.

For more information and the definitions of “tax event,” “rating agency event” and “regulatory capital event”, see “Description of the Fixed-to-Floating Rate Subordinated Notes—Redemption” in this prospectus supplement.

Special Mandatory Redemption	If the TWG Acquisition has not closed on or prior to December 17, 2018 or if an Acquisition Termination Event (as defined below) occurs, we will be required to redeem the 2023 Senior Notes and the Fixed-to-Floating Rate Subordinated Notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on such notes to the date of redemption. An “Acquisition Termination Event” means either (1) the termination of the TWG Agreement or (2) we determine in our reasonable judgment that the TWG Acquisition will not occur. The proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of such series of Notes. See “Description of the Senior Notes — Special Mandatory Redemption” and “Description of the

Fixed-to-Floating Rate Subordinated Notes — Special Mandatory Redemption.”

The closing of this offering is not conditioned on the closing of the TWG Acquisition.

The 2028 Senior Notes are not subject to the special mandatory redemption and will remain outstanding even if we do not consummate the TWG Acquisition.

Use of Proceeds	We intend to use the net proceeds of this offering, together with net proceeds from the March 12, 2018 issuance of 2,875,000 shares of our Mandatory Convertible Preferred Stock, available cash on hand and common stock consideration, to finance the TWG Acquisition, refinance our 2018 Notes and to pay related fees and expenses. If the TWG Acquisition has not closed on or prior to December 17, 2018 or an Acquisition Termination Event (as defined herein) occurs, we will be required to redeem the 2023 Senior Notes and the Fixed-to-Floating Rate Subordinated Notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on such notes to the date of redemption. However, under such circumstances we are not required to redeem the 2028 Senior Notes and proceeds from the 2028 Senior Notes will be available for general corporate purposes. See “Description of the Senior Notes—Special Mandatory Redemption” and “Description of the Fixed-to-Floating Rate Subordinated Notes—Special Mandatory Redemption.” The closing of this offering is not conditioned on the closing of the TWG Acquisition.

Listing	We do not intend to list the Notes on any securities exchange. The Notes will be new securities for which there is currently no public market.

Governing law	The senior notes indenture is, and the Notes and the subordinated indenture will be, governed by the laws of the State of New York.

Trustee:

Senior Notes	U.S. Bank National Association.

Fixed-to-Floating Rate Subordinated Notes	U.S. Bank National Association.

Risk factors	Investing in the Notes involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement, page 4 of the accompanying prospectus as well as in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of factors you should consider carefully before deciding to invest in the Notes.

Denominations and Form	We will issue the Notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, sociétéanonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the senior notes indenture or the subordinated indenture. The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Summary Unaudited Pro Forma Condensed Combined Financial Data

The following summary table presents unaudited pro forma condensed combined financial data about Assurant’s consolidated statements of operations and balance sheet, after giving effect to the merger. The information under “Combined Balance Sheet Data” in the table below assumes the merger had occurred on December 31, 2017. The information under “Combined Statements of Operations Data” in the table below gives effect to the merger as if it had occurred on January 1, 2017, the beginning of the earliest period presented. This unaudited pro forma combined financial data was prepared using the acquisition method of accounting.

The unaudited pro forma condensed combined financial data is based on the historical consolidated financial statements of Assurant and TWG after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes to the pro forma combined financial statements appearing elsewhere in this prospectus supplement.

Such pro forma adjustments are factually supportable, directly attributable to the merger and with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations of the combined company. The unaudited pro forma adjustments, which Assurant believes are reasonable under the circumstances, have been made solely for the purpose of providing unaudited pro forma combined financial statements. The unaudited pro forma adjustments are preliminary and based upon available information and certain assumptions described in the notes to the unaudited pro forma combined financial statements appearing elsewhere in this prospectus supplement. Assurant management believes the fair values recognized for the assets to be acquired and the liabilities to be assumed are based on reasonable estimates and assumptions currently available. The final determination of the acquisition consideration and fair values of TWG’s assets and liabilities will be based on the actual net tangible and intangible assets of TWG that exist as of the date of completion of the merger. Consequently, the amounts allocated to goodwill and intangible assets could change significantly from those allocations used in the unaudited pro forma combined financial data presented below and could result in a material change in amortization of acquired finite lived intangible assets.

The information presented below should be read in conjunction with the historical consolidated financial statements and related notes of Assurant and TWG, both of which are incorporated by reference in this prospectus supplement, and with the unaudited pro forma combined financial statements, including the related notes, appearing elsewhere in this prospectus supplement under “Unaudited Pro Forma Condensed Combined Financial Statements.” The unaudited pro forma combined financial statements are presented solely for informational purposes and are not necessarily indicative of the combined financial position or results of operations that might have been achieved had the merger been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the merger. In addition, the unaudited pro forma combined statements of operations do not include any adjustments related to cost savings, operating synergies, tax benefits or revenue enhancements (or the necessary costs to achieve such benefits) that are expected to result from the merger.

The information presented below has been prepared based on an assumed issuance of $1.35 billion aggregate principal amount of new indebtedness, the original planned issuance of $250 million of Mandatory Convertible Preferred Stock and Assurant, Inc.’s share price data as of March 2, 2018. These assumptions differ from those made elsewhere in this prospectus supplement, including in the sections “Use of Proceeds,” “Ratio of Earnings to Fixed Charges” and “Capitalization.” Specifically, the pro forma amounts differ from the assumptions in these sections due to subsequent changes in amounts issued in connection with the Mandatory Convertible Preferred Stock issuance (to reflect the exercise of the over-allotment option), changes in the Assurant common stock price to March 9, 2018 (from March 2, 2018), a change in assumption regarding the amount of new indebtedness to be issued, as well as available cash on hand expected to be utilized. See “Unaudited Pro Forma Condensed Combined Financial Statements” and the related notes for further information.

Pro Forma as of December 31, 2017 ($ in millions)
Balance Sheet Data
Assets
Total Investments	$14,258.2
Cash and cash equivalents	1,024.9
Deferred acquisition costs	3,484.5
Goodwill	2,298.6
Value of business acquired	3,791.7
Other intangible assets, net	778.3
Total other assets	16,794.6

Total assets	$42,430.8

Liabilities
Unearned Premiums and Contract Fees	$14,219.1
Debt	2,056.6
Total Other Liabilities	20,758.6

Total liabilities	$37,034.3
Equity
Equity (excluding accumulated other comprehensive income)	$5,149.8
Accumulated other comprehensive income	234.0
Non-controlling interest	12.7

Total Equity	5,396.5

Total Liabilities and Stockholder’s Equity	$42,430.8

Pro Forma for the Year Ended December 31, 2017 ($ in millions, except per share data)
Income Statement
Revenues
Net earned premiums	$6,441.7
Fees and other income	1,407.8
Total other revenues	730.2

Total revenues	8,579.7
Expenses
Amortization of deferred acquisition costs, value of business acquired, and intangible assets	2,509.3
Underwriting, general and administrative expenses	3,031.1
Interest Expenses	98.6
Total other expenses	2,397.4

Total benefits, losses and expenses	8,036.4
Income before provision for income taxes	543.3
(Benefit) provision for income taxes	(58.3)

Net Income	$601.6

Less: Preferred Dividends	(16.3)

Net income available to common stockholders	$585.3

Earnings Per Share
Earnings per share basic	$8.95
Earnings per share diluted	$8.77

RISK FACTORS

Investing in the Notes involves risks. In considering whether you should invest in the Notes, you should consider all of the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below, as well as in our Annual Report on Form 10-K for the year ended December 31, 2017 under “Item 1A. Risk Factors.” You should also read all other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes. If any of the risks actually occur, they may materially harm our business, financial condition, operating results or cash flow. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, financial condition, operating results or cash flow and could result in a complete or partial loss of your investment.

This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us as described in this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. For more information see “Forward-Looking Information” in the accompanying prospectus and in this prospectus supplement.

We could incur significant additional indebtedness in the future, which could impair our ability to make payments under the Notes.

As of December 31, 2017, we had total outstanding indebtedness of approximately $1.07 billion, and no outstanding shares of preferred stock. On March 12, 2018 we completed the issuance of 2,875,000 shares of Mandatory Convertible Preferred Stock. On an as adjusted basis after giving effect to the TWG Acquisition, including the incurrence of indebtedness to partially fund the acquisition, we would have had approximately $2.01 billion of outstanding indebtedness and an additional $441 million of available borrowing under our revolving credit facility, all of which would be unsecured indebtedness. See “Capitalization” for more information. In addition, the Notes and the indentures governing the Notes generally do not contain restrictive covenants, such as a limitation on the payments of dividends (except in connection with an interest deferral on the Fixed-to-Floating Rate Subordinated Notes), the incurrence of indebtedness or the issuance or repurchase of securities by us. Thus, we may incur substantial additional indebtedness in the future, which could affect our ability to make payments under the Notes.

Holders of Notes have only limited rights of acceleration.

Holders of Notes may accelerate payment of the principal and accrued and unpaid interest on the Notes only upon the occurrence and continuation of an event of default. An event of default under the Senior Notes is generally limited to payment defaults, breaches of specific covenants and specific events of bankruptcy, insolvency and reorganization relating to us. Events of default under the Fixed-to-Floating Rate Subordinated Notes are even more limited. The Fixed-to-Floating Rate Subordinated Notes will be accelerated only in the case of a bankruptcy of or certain other insolvency events with respect to Assurant, Inc. There is no right of acceleration in the case of default in the payment of interest on the Fixed-to-Floating Rate Subordinated Notes or the performance of any of our other obligations with respect to the Fixed-to-Floating Rate Subordinated Notes.

If an active trading market does not develop for the Notes, you may not be able to resell your Notes.

There is no established trading market for the Notes. We cannot assure you that an active market for the Notes will develop or be sustained or that holders of the Notes will be able to sell their Notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market for the Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes. We do not intend to list the Notes on any securities exchange or include them on any automated quotation system. The liquidity of any market for the Notes will depend upon various factors, including:

•	the number of holders of the Notes;

•	the interest of securities dealers in making a market for the Notes;

•	the overall market for investment grade securities;

•	our financial performance and prospects; and

•	the prospects for companies in our industry generally.

In addition, the liquidity of the trading market for the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for fixed income securities generally. As a result, an active trading market may not develop for the Notes. If no active trading market develops, you may not be able to resell your Notes at a price that reflects accrued and unpaid interest, if at all.

Failure to complete the TWG Acquisition could negatively affect our business and financial results.

If closing under the Amended and Restated Agreement and Plan of Merger, dated January 8, 2018 entered into in connection with the TWG Acquisition (the “TWG Agreement”) is not completed, we will be subject to a number of risks, including but not limited to the following:

•	We must pay costs related to the acquisition including, among others, legal, accounting and financial advisory fees, whether the acquisition is completed or not.

•	We may experience negative reactions from the financial markets.

•	We could be subject to litigation related to the failure to complete the acquisition.

Each of these factors may adversely affect our business and financial results. This offering is not conditioned upon the consummation of the TWG Acquisition. The 2023 Senior Notes and the Fixed-to-Floating Rate Subordinated Notes will be subject to a special mandatory redemption, and the 2028 Senior Notes are not subject to a special mandatory redemption. As a result, if closing under the TWG Agreement is not consummated, holders of the 2028 Senior Notes would be exposed to the risks described above and various other risks, including our inability to use the proceeds from this offering effectively.

The trading price of our Notes may be negatively affected if we are unable to integrate TWG effectively.

Strategic transactions like the TWG Acquisition create numerous uncertainties and risks and require significant effort and expenditures. We will need to effectively manage the integration of TWG and its personnel as well as changes in operations and systems. We may encounter unexpected difficulties or incur unexpected costs, including diversion of management’s attention to integration of operations and corporate and administrative infrastructures; difficulties in achieving anticipated business opportunities and growth prospects from combining the businesses of TWG with that of Assurant; difficulties in the integration of operations and systems; difficulties in the assimilation of employees and corporate cultures; and challenges in keeping existing customers and obtaining new customers.

The market price of the Notes may decline following the closing of the TWG Acquisition if the integration of TWG is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or the effect of the business combination on the financial results of the combined company is otherwise not consistent with the expectations of financial analysts or investors.

The unaudited pro forma condensed combined financial information included in this prospectus supplement is preliminary and our actual financial condition and results of operations after completing the TWG Acquisition may differ materially.

As of the date of this prospectus supplement the TWG Acquisition has not closed and we have not completed the detailed valuation analysis necessary to arrive at the required estimates of the fair value of TWG’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor have we identified all adjustments necessary to conform TWG’s accounting policies to our accounting policies. A final determination of the fair value of TWG’s assets and liabilities, including intangible assets, will be based on the actual net tangible and intangible assets and liabilities of TWG as of the closing date of the TWG Acquisition.

As a result, the unaudited pro forma condensed combined financial information included in this prospectus supplement is preliminary and is provided for illustrative purposes only. It is not necessarily indicative of operating results and the financial position that would have been achieved had the TWG Acquisition occurred on the date assumed for purposes of that presentation and is subject to change as additional information becomes available and as additional analyses are performed. Furthermore, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the combined company following the TWG Acquisition. The adjustments applied to the historical financial information of TWG are based on estimates using historical information prepared by TWG’s management. The adjustments are based on estimates and assumptions that may not prove to be accurate which may cause variations in the final purchase accounting. Additionally, in connection with the final purchase accounting, additional differences in the accounting policies of Assurant and TWG may be identified, which could result in further variations from the pro forma financial information presented herein.

For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements.”

In the event that the TWG Acquisition has not closed on or prior to December 17, 2018 or if an Acquisition Termination Event occurs, we will be required to redeem the 2023 Senior Notes and the Fixed-to-Floating Rate Subordinated Notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on such notes on the date of redemption, and, as a result, holders of such notes may not obtain their expected return on such notes.

We may not consummate the TWG Acquisition on or prior to December 17, 2018, or an Acquisition Termination Event may occur. Our ability to consummate the TWG Acquisition is subject to customary closing conditions, including regulatory approvals and other matters over which we have limited or no control. In the event that the TWG Acquisition has not closed on or prior to December 17, 2018, or an Acquisition Termination Event occurs, we will be required to redeem the 2023 Senior Notes and the Fixed-to-Floating Rate Subordinated Notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount or such notes, plus accrued and unpaid interest on such notes on the date of redemption. See “Description of the Senior Notes — Special Mandatory Redemption” and “Description of the Fixed-to-Floating Rate Subordinated Notes — Special Mandatory Redemption.” If we redeem the 2023 Senior Notes and the Fixed-to-Floating Rate Subordinated Notes pursuant to the special mandatory redemption, holders of such notes may not obtain their expected return on such notes. Your decision to invest in the 2023 Senior Notes or the Fixed-to-Floating Rate Subordinated Notes is made at the time of the offering of the notes. You will have no rights under the special mandatory redemption provision if the closing of the TWG Acquisition occurs on or before December 17, 2018, nor will you have any right to require us to redeem your 2023 Senior Notes or the Fixed-to-Floating Rate Subordinated Notes if, between the closing of the Notes offering and the closing of the TWG Acquisition, we experience any changes in our business or financial condition or if the terms of the TWG Acquisition change.

We are not obligated to place the proceeds from the sale of the Notes in escrow prior to the closing of the TWG Acquisition.

In the event that the TWG Acquisition has not closed on or prior to December 17, 2018, or an Acquisition Termination Event occurs, we will be required to redeem the 2023 Senior Notes and the Fixed-to-Floating Rate

Subordinated Notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on such notes on the date of redemption. See “Description of the Senior Notes — Special Mandatory Redemption” and “Description of the Fixed-to-Floating Rate Subordinated Notes — Special Mandatory Redemption.” We are not obligated to place the net proceeds from the sale of the Notes in escrow prior to the closing of the TWG Acquisition or to provide a security interest in those proceeds, and there are no restrictions on our use of those proceeds during such time. Accordingly, we will need to fund any special mandatory redemption using cash on hand, net proceeds of this offering that we have voluntarily retained or from other sources of liquidity. We cannot assure you that we will have sufficient funds available when needed to make any required redemption of the 2023 Senior Notes and the Fixed-to-Floating Rate Subordinated Notes offered hereby. Any failure to redeem any of these 2023 Senior Notes and the Fixed-to-Floating Rate Subordinated Notes would constitute a default under the senior notes indenture and subordinated indenture governing the 2023 Senior Notes and the Fixed-to-Floating Rate Subordinated Notes, as applicable, offered hereby.

We have the right to defer interest for up to five consecutive years on the Fixed-to-Floating Rate Subordinated Notes.

We have the right at one or more times to defer payment of interest on the Fixed-to-Floating Rate Subordinated Notes for one or more consecutive interest periods for up to five years. During any such deferral period, holders of Fixed-to-Floating Rate Subordinated Notes will receive limited or no current payments on the Fixed-to-Floating Rate Subordinated Notes. Holders will have no remedies against us for nonpayment unless we fail to pay all deferred interest (including compounded interest) at the end of the five-year deferral period, at the maturity date or, if applicable, at any earlier accelerated maturity date arising from an event of default or any earlier redemption date.

Deferral of interest payments and other characteristics of the Fixed-to-Floating Rate Subordinated Notes could adversely affect the market price of the Fixed-to-Floating Rate Subordinated Notes.

To the extent a secondary market develops for the Fixed-to-Floating Rate Subordinated Notes, the market price of the Fixed-to-Floating Rate Subordinated Notes is likely to be adversely affected if we defer payments of interest on the Fixed-to-Floating Rate Subordinated Notes. As a result of our deferral right or if investors perceive that there is a likelihood that we will exercise our deferral right, the market for the Fixed-to-Floating Rate Subordinated Notes may become less active or be discontinued during such a deferral period, and the market price of the Fixed-to-Floating Rate Subordinated Notes may be more volatile than the market prices of other securities that are not subject to deferral. If we do defer interest on the Fixed-to-Floating Rate Subordinated Notes and you sell your Fixed-to-Floating Rate Subordinated Notes during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its Fixed-to-Floating Rate Subordinated Notes until we pay the deferred interest at the end of the applicable deferral period.

If interest payments on the Fixed-to-Floating Rate Subordinated Notes are deferred, holders of the Fixed-to-Floating Rate Subordinated Notes will be required to recognize income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income.

If we defer interest payments on the Fixed-to-Floating Rate Subordinated Notes, the Fixed-to-Floating Rate Subordinated Notes would be treated as issued with original issue discount (“OID”) at the time of such deferral, and all stated interest due after such deferral would be treated as OID. In such case, a U.S. Holder (as defined in this prospectus supplement under “Certain U.S. Federal Income Tax Considerations”) would be required to include such stated interest in income as it accrued, regardless of its regular method of tax accounting, using a constant yield method, before such holder receives any payment attributable to such income, and would not separately report the actual cash payments of interest on the Fixed-to-Floating Rate Subordinated Notes as taxable income. See “Certain U.S. Federal Income Tax Considerations – Taxation of the Fixed-to-Floating Rate Subordinated Notes.”

The subordinated indenture does not limit the amount of senior or pari passu indebtedness we may issue, and other future liabilities may rank senior to or equally with the Fixed-to-Floating Rate Subordinated Notes in right of payment or upon liquidation.

The Fixed-to-Floating Rate Subordinated Notes will be subordinate and junior in right of payment to our current and future senior indebtedness, including the Senior Notes offered hereby, which means we cannot make any payments on the Fixed-to-Floating Rate Subordinated Notes if we are in default on any of our indebtedness that is senior to the Fixed-to-Floating Rate Subordinated Notes. Therefore, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our senior indebtedness in full before any payment may be made on the Fixed-to-Floating Rate Subordinated Notes.

Our senior indebtedness includes all of our obligations for amounts borrowed (other than the Fixed-to-Floating Rate Subordinated Notes and other obligations issued under the subordinated indenture), as well as other obligations such as capital leases, but will not include (1) obligations to trade creditors created or assumed by us in the ordinary course of business or (2) indebtedness that is by its terms subordinate, or not superior, in right of payment to the Fixed-to-Floating Rate Subordinated Notes, including our pari passu securities. All of our existing indebtedness for amounts borrowed, other than our pari passu securities, is senior indebtedness. In addition, the Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries to the extent of the assets of such subsidiaries, including future policy benefits and expenses, claims and benefits payable and separate account balances of $16.02 billion as of December 31, 2017.

The terms of the subordinated indenture do not limit our or our subsidiaries’ ability to incur additional debt, whether secured or unsecured, and including indebtedness that ranks senior to or pari passu with the Fixed-to-Floating Rate Subordinated Notes upon our liquidation or in right of payment as to principal or interest.

We may make payments on senior securities and certain payments on pari passu securities during a deferral period.

The terms of the Fixed-to-Floating Rate Subordinated Notes and the subordinated indenture do not restrict our ability to make any payment on senior securities during a deferral period. In addition, the terms of the Fixed-to-Floating Rate Subordinated Notes and the subordinated indenture permit us to make any payment of current or deferred interest on pari passu securities so long as the amounts paid, the amounts set aside at such time for payment of such pari passu securities on the immediately following regularly scheduled interest payment dates therefor and the amounts paid or set aside at such time for payment on the Fixed-to-Floating Rate Subordinated Notes on the immediately following interest payment date for the Fixed-to-Floating Rate Subordinated Notes, are in the same proportion to the full payment to which each series of such pari passu securities and the Fixed-to-Floating Rate Subordinated Notes is then, or on such immediately following regularly scheduled interest payment dates will be, entitled to be paid in full.

We may redeem the Fixed-to-Floating Rate Subordinated Notes on or after                , 2028, and at any time in the event of a tax event, rating agency event or regulatory capital event.

We may redeem the Fixed-to-Floating Rate Subordinated Notes, in whole at any time or in part from time to time, on or after                , 2028 at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest) to, but excluding, the date of redemption; provided that if the Fixed-to-Floating Rate Subordinated Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Fixed-to-Floating Rate Subordinated Notes, excluding any Fixed-to-Floating Rate Subordinated Notes held by us or any of our affiliates, must remain outstanding after giving effect to such redemption. Prior to                , 2028, we may also redeem the Fixed-to-Floating Rate Subordinated Notes in whole, but not in part, at any time within 90 days after the occurrence of a “rating agency event,” a “tax event” or a “regulatory capital event” (each as defined herein) at a redemption price equal to (i) with respect to a “rating agency event,” 102% of their principal amount, and (ii) with respect to a “tax event” or a “regulatory capital event,” their principal amount, in each case, plus accrued and unpaid interest (including compounded interest) to, but excluding, the date of redemption.

Events that would constitute a “rating agency event,” a “tax event” or a “regulatory capital event” could occur at any time and could result in the Fixed-to-Floating Rate Subordinated Notes being redeemed earlier than would otherwise be the case. In the event we choose to redeem the Fixed-to-Floating Rate Subordinated Notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Fixed-to-Floating Rate Subordinated Notes. For more information and the definitions of “tax event,” “rating agency event” and “regulatory capital event,” see “Description of the Fixed-to-Floating Rate Subordinated Notes—Optional Redemption” in this prospectus supplement.

Under an amendment to section 163(j) of the Internal Revenue Code of 1986, as amended, that took effect on January 1, 2018, limitations on our ability to deduct interest expense on the Fixed-to-Floating Rate Subordinated Notes may apply if our interest expense deductions exceed 30 percent of our adjusted taxable income. Regulations or other guidance from the Internal Revenue Service (the “IRS”) may be issued addressing the application of section 163(j), which guidance may affect our ability to deduct interest expense on the Fixed-to-Floating Rate Subordinated Notes. Any guidance of this kind will not constitute a tax event, unless the guidance limits, defers or prohibits the deduction of interest on the Fixed-to-Floating Rate Subordinated Notes in a manner or to an extent different from and more adverse than interest on our senior debt by reason of the specific characteristics of the Fixed-to-Floating Rate Subordinated Notes.

Increased regulatory oversight, uncertainty relating to the LIBOR calculation process and potential discontinuation or reform of LIBOR may adversely affect the value of and return on your Fixed-to-Floating Rate Subordinated Notes.

From and including                 , 2028 to, but excluding, the maturity date or any earlier redemption date, the Fixed-to-Floating Rate Subordinated Notes will bear interest at interest rates based on the London Interbank Offered Rate (for purposes of this risk factor, “LIBOR”). LIBOR is deemed to be a “benchmark” and is the subject of ongoing national and international regulatory scrutiny and reform. Some of these reforms are already effective, while others are still to be implemented or formulated. For example, in July 2017, the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Uncertainty as to the nature of potential changes to LIBOR, alternative reference rates or other reforms may cause such “benchmarks” to perform differently than they performed in the past or to be discontinued entirely and may have other consequences that cannot be predicted. Any such consequences could adversely affect the value of and return on your Fixed-to-Floating Rate Subordinated Notes and the trading market for the Fixed-to-Floating Rate Subordinated Notes.

To the extent that the Fixed-to-Floating Rate Subordinated Notes bear interest at interest rates determined by reference to LIBOR and LIBOR is discontinued or is no longer quoted, interest due on the Fixed-to-Floating Rate Subordinated Notes during any floating-rate interest period (as defined below) will be determined using the alternative methods described in the definition of “three-month LIBOR” in this prospectus supplement under the caption “Description of the Fixed-to-Floating Rate Subordinated Notes—Interest rate and interest payment dates—Floating-rate period.” If the calculation agent determines that LIBOR has been discontinued, the calculation agent will determine whether to use a substitute or successor base rate that it has determined in its sole discretion is most comparable to three-month LIBOR, provided that if the calculation agent determines there is an industry accepted successor base rate, the calculation agent shall use such successor base rate. The calculation agent in its sole discretion may also implement changes to the business day convention, any business day definition, the interest determination date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant business day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. If this occurs, the value of the Fixed-to-Floating Rate Subordinated Notes, the return on the Fixed-to-Floating Rate Subordinated Notes and the trading market for the Fixed-to-Floating Rate Subordinated Notes may be adversely affected. The calculation agent has not been appointed and we will appoint a calculation agent prior to the commencement of the first floating-rate interest period.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, particularly those anticipating the TWG Acquisition, the benefits and synergies of the TWG Acquisition, including operating synergies, future opportunities for Assurant and any statements regarding Assurant’s financing plans, the combined company’s future results, financial condition and operations, the impact of recently enacted U.S. tax reform legislation, anticipated business levels and offerings, planned activities, anticipated growth, market presence and opportunities, strategies, competition and other expectations, targets and financial metrics for future periods, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “may,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately” or the negative versions of those words and terms with a similar meaning. Any forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the prospectus are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those indicated in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement. We believe that these factors include but are not limited to those described under the section entitled “Risk Factors” in this prospectus supplement and under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement. We undertake no obligation to update any forward-looking statements in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference in this prospectus supplement as a result of new information or future events or developments.

The following factors could cause our actual results to differ materially from those currently estimated by management:

•	the successful completion of the TWG Acquisition and the effective integration of TWG’s operations;

•	the impact of recently enacted tax reform legislation in the U.S.;

•	the loss of significant client relationships or business, distribution sources and contracts;

•	the impact of general economic, financial market and political conditions;

•	the adequacy of reserves established for future claims;

•	the impact of catastrophic losses, including human-made catastrophic losses;

•	a decline in our credit or financial strength ratings;

•	risks related to our international operations, including fluctuations in exchange rates;

•	an impairment of the Company’s goodwill or other intangible assets resulting from a sustained significant decline in the Company’s stock price, a decline in actual or expected future cash flows or income, a significant adverse change in the business climate or slower growth rate, among other circumstances;

•	a failure to effectively maintain and modernize our information technology systems;

•	the Company’s vulnerability to system security threats, data protection breaches, cyber-attacks and data breaches compromising client information and privacy;

•	significant competitive pressures in our businesses or changes in customer preferences;

•	the failure to find and integrate suitable acquisitions and new ventures;

•	a decline in the sales of our products and services resulting from an inability to develop and maintain distribution sources or attract and retain sales representatives;

•	a decline in the value of our investment portfolio;

•	the failure to successfully manage outsourcing activities, such as functions in our mortgage solution business and call center services;

•	a decline in the value of mobile devices in our inventory or those that are subject to guaranteed buyback provisions;

•	the unavailability or inadequacy of reinsurance coverage;

•	the insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

•	the credit risk of some of our agents that we are exposed to due to the structure of our commission program;

•	the inability of our subsidiaries to pay sufficient dividends to the holding company;

•	the failure to attract and retain key personnel and to provide for succession of senior management and key executives;

•	the extensive regulations we are subject to could increase our costs; restrict the conduct of our business and limit our growth; and

•	the impact of unfavorable outcomes in potential litigation and/or potential regulatory investigations.

For a more detailed discussion of the risks that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, as filed with the SEC.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $                 million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. We intend to use the net proceeds of this offering, together with the net proceeds from the March 12, 2018 issuance of 2,875,000 shares of the Mandatory Convertible Preferred Stock, available cash on hand and common stock consideration, to finance the TWG Acquisition, refinance our 2018 Notes and pay related fees and expenses.

The following table outlines the sources and uses of funds for the TWG Acquisition, the refinancing of our 2018 Notes and the payment of related fees and expenses. The table assumes that the TWG Acquisition, the issuance of 2,875,000 shares of the Mandatory Convertible Preferred Stock, the common stock issued as consideration in the TWG acquisition, the refinancing of our 2018 Notes and this offering are completed simultaneously, although this offering is expected to close prior to the consummation of the TWG Acquisition, including the issuance of the common stock consideration. The amounts in this table differ from the assumptions in the Summary Unaudited Pro Forma Condensed Combined Financial information included herein due to changes in amounts issued in connection with the Mandatory Convertible Preferred Stock issuance (to reflect the issuance of the Option Shares (as defined below)), changes in the Assurant common stock price to March 9, 2018, a change in assumption regarding the amount of new indebtedness to be issued, as well as resultant available cash on hand expected to be utilized.

Uses		Sources
($ in millions)
Equity Consideration	$915	Common Stock to TPG(1)	$915
Cash Consideration(6)	985	Senior Notes(2)(3)	850
		Fixed-to-Floating Rate Subordinated Notes(2)(3)	450
Total Equity Value	1,900	Mandatory Convertible Preferred Stock Issuance(4)(7)	288
TWG Debt Refinanced	590	Available Cash on Hand(4)	405
2018 Notes Refinanced(4)	350
Transaction Expenses(5)	68

Total Uses	$2,908	Total Sources	$2,908

(1)	Based on Assurant’s 10-day average stock price of $88.01 as of March 9, 2018. This assumption differs from those made elsewhere in this prospectus supplement, including in “Unaudited Pro Forma Condensed Combined Financial Statements” and the related notes.
(2)	Includes $ million of 2023 Senior Notes, $ million of 2028 Senior Notes and $450 million of Fixed-to-Floating Rate Subordinated Notes offered hereby and does not include related issuance costs.
(3)	Because of the issuance of the Option Shares, the total amount of new indebtedness is less than the assumed amount of new indebtedness elsewhere in this prospectus supplement, including in “Unaudited Pro Forma Condensed Combined Financial Statements” and the related notes.
(4)	The 2018 Notes will be refinanced through the net proceeds from the March 12, 2018 issuance of 2,875,000 shares of the Mandatory Convertible Preferred Stock along with available cash on hand. The refinancing of the 2018 Notes is not related to the TWG Acquisition and is not reflected in the pro forma financial information presented in this prospectus supplement and incorporated by reference hereto.
(5)	Transaction expenses are presented on an after-tax basis and include Assurant’s total costs and expenses expected to be incurred relating to the TWG Acquisition, as well as debt issuance costs and costs associated with the March 12, 2018 issuance of 2,875,000 shares of the Mandatory Convertible Preferred Stock.
(6)	Represents the original $907 million cash consideration based on the $95.48 per share reference price in the TWG Agreement plus a $78 million adjustment based on the decrease in stock price (calculated as $95.48 less $88.01 multiplied by the 10.4 million shares). Such amount is subject to change based on the final 10-day average stock price determined as of the completion of the TWG Acquisition.
(7)	Consists of the March 12, 2018 issuance of 2,875,000 shares of Mandatory Convertible Preferred Stock, including 375,000 shares issued pursuant to the underwriters’ exercise in full of their option to purchase additional shares, solely to cover over-allotments (the “Option Shares”).

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents (1) our historical ratio of earnings to fixed charges for the periods indicated, (2) the adjusted ratio of earnings to fixed charges for the year ended December 31, 2017, after giving effect to the $1.3 billion aggregate principal amount of Notes offered hereby as if it had been consummated as of the beginning of such period and (3) the as further adjusted ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 2017, after giving effect to the TWG Acquisition and the refinancing of our 2018 Notes, the March 12, 2018 issuance of 2,875,000 shares of the Mandatory Convertible Preferred Stock, the issuance of $1.3 billion aggregate principal amount of Notes offered hereby and the common stock consideration in connection with the TWG Acquisition, in each case as if they had been consummated as of the beginning of such period:

	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	8.74	13.76	4.06	11.86	10.10
Adjusted ratio of earnings to fixed charges(1)	5.02	N/A	N/A	N/A	N/A
As further adjusted ratio of earnings to combined fixed charges and preferred stock dividends(1)	4.99	N/A	N/A	N/A	N/A

(1)	Includes the historical interest expense related to the 2018 Notes and the effect resulting from the refinancing of the 2018 Notes. The refinancing of the 2018 Notes is not related to the TWG Acquisition and is not reflected in the pro forma financial information presented in this prospectus supplement and incorporated by reference hereto. Because of the issuance of the Option Shares, the total amount of Notes and shares of Mandatory Convertible Preferred Stock are less than and more than, respectively, the assumed amount of new indebtedness and the shares of Mandatory Convertible Preferred Stock referenced elsewhere in this prospectus supplement, including in “Unaudited Pro Forma Condensed Combined Financial Statements” and the related notes.

Earnings represent:

•	Income from operations before income taxes; plus

•	Fixed charges.

Fixed charges include:

•	Interest expense;

•	Amortization of discounts related to indebtedness; and

•	The proportion of rental expense deemed representative of the interest factor by the management of Assurant.

CAPITALIZATION

The following table sets forth our consolidated capitalization at December 31, 2017:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the consummation of this offering, the TWG Acquisition, the refinancing of our 2018 Notes, the issuance of 2,875,000 shares of our Mandatory Convertible Preferred Stock and the common stock consideration in connection with the TWG Acquisition.

	As of December 31, 2017
	Actual	As Adjusted
	(in millions, except per share amounts)
Cash and cash equivalents	$996.8	$1,015.9

Debt Outstanding
Long-term debt(1)	1,068.2	718.2
Senior Notes offered hereby(2)	—	845.0
Fixed-to-Floating Rate Subordinated Notes offered hereby	—	443.0

Total Debt Outstanding	1,068.2	2,006.2
Stockholders’ equity

Preferred Stock, par value $1.00 per share 200,000,000 shares authorized for issuance, no shares issued and outstanding, actual, 2,875,000 shares issued and outstanding, as adjusted(3)	—	287.5
Common stock, par value $0.01 per share, 800,000,000 shares authorized, 52,417,812 shares outstanding, actual, 62,817,812 shares issued and outstanding as adjusted	1.5	1.6
Additional paid-in capital	3,197.9	4,103.5
Retained earnings	5,697.3	5,658.3
Accumulated other comprehensive income	234.0	234.0
Treasury stock, at cost, 97,974,792 shares, actual and as adjusted	(4,860.1)	(4,860.1)

Total stockholders’ equity	4,270.6	5,424.8

Total capitalization	$5,338.8	7,431.0

(1)	Includes $700 million aggregate principal amount of senior notes issued by Assurant in 2013 (including $350 million of aggregate principal amount due on March 15, 2018, referred to herein as the 2018 Notes) and $375 million aggregate principal amount of senior notes issued by Assurant in 2004, net of $6.8 million of unamortized discount and debt issuance costs. The 2018 Notes will be refinanced through the net proceeds from the March 12, 2018 issuance of 2,875,000 shares of Mandatory Convertible Preferred Stock along with available cash on hand. The refinancing of the 2018 Notes is not related to the TWG Acquisition and is not reflected in the pro forma financial information presented in this prospectus supplement and incorporated by reference hereto.
(2)	Includes $ million aggregate principal amount of % Senior Notes due 2023 and $ million aggregate principal amount of % Senior Notes due 2028.
(3)	Consists of the March 12, 2018 issuance of 2,875,000 shares of Mandatory Convertible Preferred Stock, including the Option Shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of Assurant, Inc. (“Assurant” or the “Company”) and TWG Holdings Limited (“TWG”) after giving effect to the acquisition of TWG by Assurant and the exchange of Assurant’s outstanding common shares and other cash consideration for TWG ordinary shares in connection therewith, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of December 31, 2017 is presented as if the Merger (as defined herein) had occurred on December 31, 2017. The unaudited pro forma condensed combined income statement for the year ended December 31, 2017 is presented as if the Merger had occurred on January 1, 2017. The historical condensed combined financial information has been adjusted to reflect factually supportable items that are directly attributable to the Merger and, with respect to the pro forma condensed combined income statements only, expected to have a continuing impact on the combined results of operations. However, and as further described below, the resulting pro forma condensed combined financial statements do not include any adjustments related to cost savings, operating synergies, tax benefits or revenue enhancements (or the necessary costs to achieve such benefits) that are expected to result from the Merger.

The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Assurant’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in Assurant’s Annual Report on Form 10-K for the year ended December 31, 2017; and

•	TWG’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in Assurant’s Current Report on Form 8-K filed on March 6, 2018, which is incorporated by reference in this prospectus supplement.

The information presented below has been prepared based on the original assumed issuance of $1.35 billion aggregate principal amount of new indebtedness, the original planned issuance of $250 million of Mandatory Convertible Preferred Stock and Assurant, Inc.’s share price data as of March 2, 2018. These assumptions differ from those made elsewhere in this prospectus supplement, including in the sections “Use of Proceeds,” “Ratio of Earnings to Fixed Charges” and “Capitalization.” Specifically, the pro forma amounts differ from the assumptions in these sections due to subsequent changes in amounts issued in connection with the Mandatory Convertible Preferred Stock issuance (to reflect the issuance of the Option Shares), changes in the Assurant common stock price to March 9, 2018 (from March 2, 2018), a change in assumption regarding the amount of new indebtedness to be issued, as well as available cash on hand expected to be utilized. Management deemed such differences as not material for purposes of updating these pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America (U.S. GAAP). Accordingly, the assets, liabilities and commitments of TWG, the acquiree, are adjusted to their estimated fair values on the assumed acquisition date of December 31, 2017. The estimates of fair value are preliminary and are dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a definitive valuation. The unaudited pro forma adjustments, including the allocations of the acquisition consideration, have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are preliminary based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

A final determination of the acquisition consideration and fair values of TWG’s assets and liabilities will be based on the actual net tangible and intangible assets of TWG that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to the assets and liabilities, including goodwill and intangible assets could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below and could also result in a material change in amortization of acquired intangible assets. The unaudited pro forma condensed combined financial statements have been prepared by Assurant management in accordance with Article 11 of Regulation S-X promulgated by the SEC. The pro forma adjustments are based on estimates using information available at this time and therefore are preliminary and subject to change. There can be no assurance that such changes will not be material. The pro forma condensed combined financial information are not necessarily indicative of the combined financial position or results of operations that might have been achieved had the transaction been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the transaction. The unaudited pro forma condensed combined financial statements also do not reflect any cost savings, operating synergies, tax benefits or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to integrate the operations of Assurant or TWG, or the costs necessary to achieve such cost savings, operating synergies, tax benefits and revenue enhancements.

Article 11 requires that the income tax effects of pro forma adjustments be calculated based on the statutory rate in effect during the periods for which the pro forma income statement is being presented. For purposes of these condensed combined pro forma financial statements, we utilized the 35% statutory tax rate in effect for 2017 for the U.S. operations, and other applicable rates for the TWG international operations. As the U.S. Tax Cuts And Jobs Act was enacted in December 2017, all U.S. based deferred tax assets and liabilities established in connection with purchase accounting and other pro forma adjustments as of December 31, 2017 were determined utilizing the 21% U.S. statutory rate for 2018 and beyond (representing the periods when such deferred taxes will reverse).

Certain financial information of TWG, as presented in its historical consolidated financial statements, has been reclassified to conform to the historical presentation in Assurant’s consolidated financial statements, for purposes of preparing the unaudited pro forma condensed combined financial statements. Refer to Note 3 – TWG reclassification adjustments for an explanation of these reclassifications.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2017

(unaudited)

($ in millions except per share amounts)	Historical Assurant as of December 31, 2017	Historical TWG as of December 31, 2017 (after reclassification)[1]	Acquisition Adjustments	Ref.		Financing Adjustments	Ref.		Pro Forma As Adjusted as of December 31, 2017
Assets
Investments
Fixed maturity securities available for sale, at fair value	$9,662.6	$2,301.9	$—			$—			$11,964.5
Equity securities available for sale, at fair value	368.0	38.0							406.0
Commercial mortgage loans on real estate, at amortized cost	670.2	—							670.2
Short-term investments	284.1	227.3							511.4
Other investments and policy loans	568.6	137.5							706.1

Total investments	11,553.5	2,704.7							14,258.2

Cash and cash equivalents	996.8	377.7	(988.4)	(5a	)	638.8	(7a	)	1,024.9
Premiums and accounts receivable, net	1,237.3	247.4							1,484.7
Reinsurance recoverables	9,790.2	1,789.9							11,580.1
Accrued investment income	105.4	26.8							132.2
Deferred acquisition costs	3,484.5	384.4	(384.4)	(5b	)				3,484.5
Property and equipment, at cost less accumulated depreciation	347.6	61.4	(33.9)	(5c	)				375.1
Tax receivable	126.3	67.8	(49.8)	(5d	)				144.3
Goodwill	917.7	604.6	776.3	(5e	)				2,298.6
Value of business acquired	24.4	30.0	3,737.3	(5f	)				3,791.7
Other intangible assets, net	288.6	167.2	322.5	(5g	)				778.3
Other assets	387.1	107.5							494.6
Assets held in separate accounts	1,837.1	—							1,837.1
Assets of consolidated investment entities	746.5	—							746.5

Total assets	$31,843.0	$6,569.4	$3,379.6			$638.8			$42,430.8

($ in millions except per share amounts)	Historical Assurant as of December 31, 2017	Historical TWG as of December 31, 2017 (after reclassification)[1]	Acquisition Adjustments	Ref.		Financing Adjustments	Ref.		Pro Forma As Adjusted as of December 31, 2017
Liabilities
Future policy benefits and expenses	$10,397.4	$—	$—			$—			$10,397.4
Unearned premiums and contract fees	7,038.6	3,825.1	3,355.4	(5h	)				14,219.1
Claims and benefits payable	3,782.2	417.7	7.2	(5i	)				4,207.1
Commissions payable	365.1	—							365.1
Reinsurance balances payable	145.3	212.4							357.7
Funds held under reinsurance	179.8	141.7							321.5
Deferred gains on disposal of businesses	128.1	—							128.1
Accounts payable and other liabilities	2,046.3	458.8	66.1	(5j	)				2,571.2
Debt	1,068.2	590.2				398.2	(7b	)	2,056.6
Liabilities related to separate accounts	1,837.1	—							1,837.1
Liabilities of consolidated investment entities	573.4	—							573.4

Total liabilities	27,561.5	5,645.9	3,428.7			398.2			37,034.3

Commitments and contingencies
Stockholders’ equity
Preferred stock						250.0	(7c	)	250.0
Common stock	1.5	9.5	(9.4)	(5k	)				1.6
Additional paid-in capital	3,197.9	947.3	(35.8)	(5l	)	(9.4)	(7d	)	4,100.0
Retained earnings	5,697.3	110.6	(149.6)	(5m	)				5,658.3
Accumulated other comprehensive income	234.0	(145.7)	145.7	(5n	)				234.0
Treasury stock	(4,860.1)	—							(4,860.1)

Total stockholders’ equity	4,270.6	921.7	(49.1)			240.6			5,383.8

Non-controlling interest	10.9	1.8							12.7

Total equity	4,281.5	923.5	(49.1)			240.6			5,396.5

Total liabilities and stockholders’ equity	$31,843.0	$6,569.4	$3,379.6			$638.8			$42,430.8

1 – Historical TWG financial statement amounts after conforming reclassification adjustments. Refer to Note 3 – TWG reclassification adjustments.

(5a) to (5n)—refer to Note 5—Unaudited pro forma condensed combined balance sheet adjustments.

(7a) to (7d)—refer to Note 7—Financing adjustments for unaudited pro forma condensed combined balance sheet and statements of operations.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

(unaudited)

($ in millions except number of shares and per share amounts)	Historical Assurant for the Year Ended December 31, 2017	Historical TWG for the Year Ended December 31, 2017 (after reclassification)(1)	Acquisition Adjustments	Ref.		Financing Adjustments	Ref.		Pro Forma As Adjusted for the Year Ended December 31, 2017
Revenues
Net earned premiums	$4,404.1	$1,068.1	$969.5	(6a	)	$—			$6,441.7
Fees and other income	1,383.1	24.7							1,407.8
Net investment income	493.8	100.6	(5.5)	(6b	)				588.9
Net realized gains on investments, including other-than-temporary impairment losses	30.1	7.3							37.4
Amortization of deferred gains and gains on disposal of businesses	103.9								103.9

Total revenues	6,415.0	1,200.7	964.0						8,579.7

Benefits, losses and expenses
Policyholder benefits	1,870.6	532.9	(6.1)	(6c	)				2,397.4
Amortization of deferred acquisition costs, value of business acquired and intangible assets	1,340.0	209.3	960.0	(6d	)				2,509.3
Underwriting, general and administrative expenses	2,710.4	343.3	(22.6)	(6e	)				3,031.1
Interest expense	49.5	22.5				26.6	(7e	)	98.6

Total benefits, losses and expenses	5,970.5	1,108.0	931.3			26.6			8,036.4

Income before provision for income taxes	444.5	92.7	32.7			(26.6)			543.3
(Benefit) provision for income taxes	(75.1)	10.1	16.0	(6f	)	(9.3)	(7f	)	(58.3)

Net income	519.6	$82.6	$16.7			(17.3)			601.6

Less: Preferred stock dividends	$—					$(16.3)	(7g	)	(16.3)

Net income available to common stockholders									$585.3

Earnings Per Share
Basic	$9.45								$8.95

Diluted	$9.39								$8.77

Share Data
Weighted average shares outstanding used in basic per share calculations	54,986,654								65,386,654 (2)
Weighted average shares used in diluted per share calculations	55,311,032								68,563,123

(1)	Historical TWG financial statement amounts after conforming reclassification adjustments. Refer to Note 3 – TWG reclassification adjustments.

(2)	Total shares include 10,400,000 shares issued to equityholders of TWG to effect the Merger upon closing. Refer to Note 1.

(6a) to (6f) – refer to Note 6—Unaudited pro forma condensed combined statements of operations adjustments.

(7e) to (7g)—refer to Note 7—Financing adjustments for unaudited pro forma condensed combined financial statements.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

On January 8, 2018, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), with TWG Holdings Limited, a Bermuda limited company (“TWG Holdings,” and together with its subsidiaries, “TWG”), TWG Re, Ltd., a corporation incorporated in the Cayman Islands (“TWG Re”), Arbor Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of TWG Holdings (“TWG Merger Sub”) and Spartan Merger Sub, Ltd., a Bermuda exempted limited company and a direct wholly owned subsidiary of Assurant (“Merger Sub”). The A&R Merger Agreement amends and restates in its entirety that certain Agreement and Plan of Merger entered into by the Company, TWG, TWG Re and TWG Merger Sub on October 17, 2017 (the “Original Merger Agreement”). Under the terms of the A&R Merger Agreement and subject to the satisfaction or waiver of the conditions therein, in lieu of the transactions contemplated by the Original Merger Agreement, Assurant will acquire TWG through a transaction in which Merger Sub will merge with and into TWG, with TWG continuing as the surviving corporation and as a wholly owned subsidiary of Assurant (the “Merger”). TWG is a global provider of protection plans and related programs and a portfolio company of TPG Capital, a private equity company.

As a result of the proposed acquisition, the equityholders of TWG will receive consideration of 10,400,000 shares of Assurant common stock, which represents approximately 19.8% of Assurant’s currently outstanding shares of common stock, and cash. The cash consideration is subject to a collar mechanism based on the change between Assurant’s 10-day volume weighted average stock price at the time of closing (the “closing price”) and $95.4762, the reference price as set forth in the A&R Merger Agreement. Pursuant to the collar mechanism, the cash consideration may increase or decrease by the value of the difference between the closing price and the reference price if the percentage change is no more than 10% (in either direction). There is no further adjustment to the cash consideration if the percentage change between the two prices is within 10% to 20% (in either direction). In the event that the percentage change is greater than 20% (in either direction), the disadvantaged party may terminate the agreement unless the other party elects to cure by adjusting the consideration to be received by the TWG Holdings equityholders. Assuming an increase or decrease with respect to the reference price of not more than 10%, the total cash consideration would range from approximately $800.0 million to $1.0 billion, depending on Assurant’s stock price at closing.

The Company currently expects to finance the cash consideration and repayment of $590.2 million of TWG’s existing debt through a combination of external financing and available cash at the holding company at the time of close. Refer to Note 16 to the Assurant consolidated financial statements included in Assurant’s Annual Report on Form 10-K for the year ended December 31, 2017 for more information related to debt agreements.

The transaction is expected to close in the second quarter of 2018, subject to the receipt of regulatory approvals and other customary closing conditions.

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 is presented as if the Merger with TWG had occurred on December 31, 2017 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 is presented as if the Merger had occurred on January 1, 2017 (and are based on the historical financial statements of Assurant and TWG after giving effect to the completion of the Merger and the assumptions and adjustments described in the accompanying notes). Such pro forma adjustments are (1) factually supportable, (2) directly attributable to the Merger, and (3) with respect to the unaudited pro forma condensed combined statements of operations expected to have a continuing impact on the results of operations of the combined company.

The transaction will be accounted for under the acquisition method of accounting. In business combination transactions in which the consideration given is not in the form of cash, measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

All of the TWG assets acquired and liabilities assumed in this business combination will be recognized at their acquisition-date fair value, while transaction costs and integration costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. TWG existing goodwill, acquisition related intangible assets and deferred taxes will be eliminated and replaced by newly established amounts in connection with this business combination. Changes in deferred tax asset valuation allowances and income tax uncertainties, if any, after the acquisition date will generally affect income tax expense. Subsequent to the completion of the Merger, Assurant and TWG will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company.

Upon consummation of the Merger and the completion of a valuation, the acquisition consideration as well as estimated fair value of the assets and liabilities will be updated, including the estimated fair value and useful lives of the identifiable intangible assets, the acquisition consideration and allocation of the excess purchase price to goodwill.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

2. Accounting Policies

As part of preparing the unaudited pro forma condensed combined financial statements, Assurant conducted a review of the accounting policies of TWG to determine if differences in accounting policies require pro forma adjustments to conform to Assurant’s accounting policies.

The pro forma condensed combined financial statements have been adjusted to conform to Assurant’s accounting for certain revenues. Specifically, TWG’s historical accounting for a portion of their revenues is presented net of certain costs paid by the consumer to the selling dealer or retailer acting as TWG’s agent as compared to Assurant’s accounting, which generally recognizes revenues for such contracts based on the actual amount paid by the consumer. Assurant’s accounting is based on the nature of the insurance products distributed to the end consumer, the role of wholly-owned insurance entities insuring the obligations as primary obligor, as well as consideration of the performance obligations and transaction prices specified within each contract. The difference in recording increased revenues and costs, and the related effect on assets and liabilities, does not affect net income. The conforming adjustments are reflected in the Value of business acquired and Unearned premiums and contract fees in the pro forma condensed combined balance sheet and in Net earned premiums and Amortization of deferred acquisition costs, value of business acquired and intangible assets in the pro forma combined statement of operations.

Upon consummation of the Merger, a more comprehensive review of the accounting policies of TWG will be performed, which may identify other differences among the accounting policies of Assurant and TWG that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

3. TWG Reclassification Adjustments

Financial information of TWG in the “Historical TWG as of December 31, 2017 (after reclassification)” column of the unaudited pro forma condensed combined financial statements represents the historical reported balances of TWG reclassified to conform to the presentation in Assurant’s financial statements. Unless otherwise indicated, defined line items included in the notes to these pro forma financial statements have the meanings given to them in the historical financial statements of TWG.

Reclassification and classification of the unaudited pro forma balance sheet as of December 31, 2017

($ in millions)	Historical TWG as of December 31, 2017 (before reclassification)	Reclassification Amount	Ref.		Historical TWG as of December 31, 2017 (after reclassification)
Assets
Invested assets:
Fixed-maturity securities available-for-sale, at fair value	$2,301.9	$—			$2,301.9
Equity securities available-for-sale, at fair value	38.0	—			38.0
Short-term investments	227.3	—			227.3
Other investments and policy loans	—	137.5	(a	)	137.5
Dealer loans (net of allowance of $1.5)	31.5	(31.5)	(a	)	—
Equity method investments	88.2	(88.2)	(a	)	—
Other invested assets (including assets valued using the fair value option, $14.0)	17.8	(17.8)	(a	)	—

Total invested assets	2,704.7				2,704.7

Cash and cash equivalents	377.7	—			377.7
Receivables:
Reinsurance recoverable	—	1,789.9	(b	)	1,789.9
Reinsurance balances recoverable	23.3	(23.3)	(b	)	—
Ceded service contract benefits and claims recoverable	293.6	(293.6)	(b	)	—
Premiums and accounts receivable, net	—	247.4	(c	)	247.4
Service contract revenue and insurance premiums receivable (net of allowance of $2.6)	247.4	(247.4)	(c	)	—

Total receivables	564.3				2,037.3
Tax receivable	—	67.8	(d	)	67.8
Accrued investment income	26.8	—			26.8
Current income taxes receivable	17.2	(17.2)	(d	)	—
Deferred income taxes	55.3	(55.3)	(d	)	—
Deferred acquisition costs	422.6	(38.2)	(e	)	384.4
Prepaid reinsurance premiums	1,473.0	(1,473.0)	(b	)	—
Property and equipment, at cost less accumulated depreciation	—	61.4	(f	)	61.4
Property and equipment, net	61.4	(61.4)	(f	)	—
Goodwill	604.6	—			604.6
Value of business acquired	30.0	—			30.0
Other intangible assets	129.0	38.2	(e	)	167.2
Other assets	107.5	—			107.5

Total Assets	6,574.1	(4.7)	(g	)	6,569.4

($ in millions)	Historical TWG as of December 31, 2017 (before reclassification)	Reclassification Amount	Ref.		Historical TWG as of December 31, 2017 (after reclassification)
Liabilities and shareholders’ equity
Reserves:
Unearned premiums and contract fees	—	3,825.1	(h	)	3,825.1
Unearned service contract revenue	2,469.1	(2,469.1)	(h	)	—
Unearned insurance premiums	1,356.0	(1,356.0)	(h	)	—
Claims and benefits payable	—	417.7	(i	)	417.7
Service contract benefits and claims payable	417.7	(417.7)	(i	)	—

Total reserves	4,242.8				4,242.8

Deferred income taxes	4.7	(4.7)	(d	)	—
Reinsurance balances payable	—	212.4	(j	)	212.4
Ceded service contract revenue and insurance premiums payable	212.4	(212.4)	(j	)	—
Funds held under reinsurance	—	141.7	(k	)	141.7
Funds held under reinsurance treaties	141.7	(141.7)	(k	)	—
Debt	590.2	—			590.2
Accounts payable and other liabilities	—	458.8	(l	)	458.8
Accounts payable and accrued expenses	192.1	(192.1)	(l	)	—
Other liabilities	266.7	(266.7)	(l	)	—

Total liabilities	5,650.6	(4.7)	(g	)	5,645.9

Shareholders’ equity:
Common Stock	—	9.5	(m	)	9.5
Class A common stock, par value $0.0001 per share; 9,477,627 authorized, issued, and outstanding	—	—			—
Class B common stock, par value $1 per share; 15,000,000 shares issued and outstanding	9.5	(9.5)	(m	)	—
Additional paid-in capital	947.3	—			947.3
Retained earnings	110.6	—			110.6
Accumulated other comprehensive income	—	(145.7)	(n	)	(145.7)
Accumulated other comprehensive loss, net of tax	(145.7)	145.7	(n	)	—

Total shareholders’ equity before minority interest	921.7	—			921.7
Non-controlling interest	—	1.8	(o	)	1.8
Minority interest	1.8	(1.8)	(o	)	—

Total liabilities and stockholders’ equity	$6,574.1	$(4.7)	(g	)	$6,569.4

(a)	To reclassify TWG’s separate presentation of certain invested assets to conform to Assurant’s presentation of Other investments.
(b)	To reclassify TWG’s Reinsurance balances recoverable, Ceded claims recoverable and Prepaid reinsurance premiums to conform to Assurant’s presentation of Reinsurance recoverable.

(c)	To reclassify TWG’s Service contract revenue and insurance premiums receivable to conform to Assurant’s presentation of Premiums and accounts receivable, net.
(d)	To reclassify TWG’s gross Current income tax receivable and Deferred income tax asset and liability to conform to Assurant’s net presentation of Tax receivable.
(e)	To reclassify customer related intangibles from TWG’s Deferred acquisition costs to conform to Assurant’s presentation of Other intangible assets, net.
(f)	To reclassify TWG’s Property and equipment, net to conform to Assurant’s presentation of Property and equipment, at cost less accumulated depreciation.
(g)	The Total assets, Total liabilities and Total liabilities and stockholders’ equity reflect the reclassification of Deferred income tax (liabilities) of $4.7 million in Current income tax receivable to conform to Assurant’s presentation.
(h)	To reclassify TWG’s Unearned service contract revenue and Unearned insurance premiums to conform to Assurant’s presentation of Unearned premiums and contract fees.
(i)	To reclassify TWG’s Service contract benefits and claims payable to conform to Assurant’s presentation of Claims and benefits payable.
(j)	To reclassify TWG’s Ceded service contract revenue and insurance premiums payable to conform to Assurant’s presentation of Reinsurance balances payable.
(k)	To reclassify TWG’s Funds held under reinsurance treaties to conform to Assurant’s presentation of Funds held under reinsurance.
(l)	To reclassify TWG’s Accounts payable and accrued expenses and Other liabilities to conform to Assurant’s presentation of Other liabilities.
(m)	To reclassify TWG’s Class B common stock to conform to Assurant’s presentation of Common Stock.
(n)	To reclassify TWG’s Accumulated other comprehensive loss, net of tax to conform to Assurant’s presentation of Accumulated other comprehensive income.
(o)	To reclassify TWG’s Minority interest to conform to Assurant’s presentation of Non-controlling interest.

Reclassifications and classification in the unaudited pro forma statement of operations for the year ended December 31, 2017

($ in millions)	Historical TWG for the Year Ended December 31, 2017 (before reclassification)	Reclassification	Ref.		Historical TWG for the Year Ended December 31, 2017 (after reclassification)
Revenues:
Net earned premiums	$—	$1,068.1	(p	)	$1,068.1
Fees and other income	—	24.7	(p	)	24.7
Insurance premiums	437.9	(437.9)	(p	)	—
Service contract revenue	654.9	(654.9)	(p	)	—
Net investment income	100.6	—			100.6
Net realized gains on investments, including other-than-temporary impairment losses	—	7.3	(q	)	7.3
Net realized available-for-sale investment gains	0.1	(0.1)	(q	)	—
Other-than-temporary impairment losses	(0.6)	0.6	(q	)	—
Net realized other gains	7.8	(7.8)	(q	)	—

Net realized gains on investments	7.3	—			7.3

Total revenue	1,200.7	—			1,200.7

Expenses:
Policyholder benefits	—	532.9	(r	)	532.9
Service contract benefits and claims incurred	532.9	(532.9)	(r	)	—
Amortization of deferred acquisition costs, value of business acquired and intangible assets	—	209.3	(s	)	209.3
Amortization of deferred acquisition costs	151.6	(151.6)	(s	)	—
Amortization of value of business acquired	34.3	(34.3)	(s	)	—
Amortization of other intangible assets	23.4	(23.4)	(s	)	—
Underwriting, general and administrative expenses	—	343.3	(t	)	343.3
Profit commissions	63.8	(63.8)	(t	)	—
Interest expense	22.5	—			22.5
Salaries and employee benefits	147.5	(147.5)	(t	)	—
Other operating expenses	132.0	(132.0)	(t	)	—

Total expenses	1,108	—			1,108

Income before income tax expense and minority interest	92.7	—			92.7

Income tax expense	10.1	—			10.1

Minority interest	—	—			—

Net income	$82.6	$—			$82.6

(p)	To reclassify TWG’s Insurance premiums of $437.9 million and warranty fees included in Service contract revenue of $630.2 million to conform to Assurant’s presentation of Net earned premiums. Conforming adjustment to reclassify remaining $24.7 million of TWG’s Service contract revenue to Assurant’s presentation of Fees and other income.
(q)	To reclassify TWG’s Net realized available-for-sale investment gains, Other-than-temporary impairment losses on investments recognized in income and Net realized other gains on investments to conform to Assurant’s presentation of Net realized gains on investments, including other-than-temporary impairment losses.

(r)	To reclassify TWG’s Service contract benefits and claims incurred to conform to Assurant’s presentation of Policyholder benefits.
(s)	To reclassify TWG’s Amortization of deferred acquisition costs, Amortization of value of business acquired and Amortization of other intangible assets to conform to Assurant’s presentation of Amortization of deferred acquisition costs, value of business acquired and intangible assets.
(t)	To reclassify TWG’s Profit commissions, Other operating expenses and Salaries and employee benefits to conform to Assurant’s presentation of Underwriting, general and administrative expenses.

4. Preliminary Acquisition Consideration and Allocation to Assets and Liabilities

The calculation of the acquisition consideration and allocation to assets acquired and liabilities assumed is preliminary because the Merger has not yet been completed. The preliminary allocation to assets and liabilities is based on estimates, assumptions, valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive calculation. Accordingly, the acquisition consideration allocation reflected in the unaudited pro forma adjustments will remain preliminary until Assurant management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration and related allocation is anticipated to be completed as soon as practicable after the completion of the Merger and will be based on the value of the Assurant stock price at the closing of the transaction subject to adjustments described in Note 1.

The following charts below set forth the impact of 10% and 20% movements in Assurant’s closing stock price on the Merger consideration and goodwill.

Estimated consideration of approximately $2.49 billion is based on Assurant’s 10-day average stock price as of March 2, 2018. The preliminary acquisition consideration is calculated as follows:

Calculation of acquisition consideration

($ in millions except number of shares and per share amounts)
Share issuance to TPG	10,400,000
10-day average stock price	$87.6550
Share issuance consideration	$911.6
Cash consideration after adjustments for changes in share issuance consideration(1)	988.4
Debt refinancing	590.2

Total acquisition consideration	$2,490.2

(1)—Represents the original $907.0 million cash consideration based on the $95.4762 per share reference price in the A&R Merger Agreement plus a $81.4 million adjustment based on the decrease in stock price (calculated as $95.4762 less $87.6550 multiplied by the 10.4 million shares). Such amount is subject to change based on the final 10-day average stock price determined as of the completion of the Merger.

The actual cash consideration payment will vary until the consummation of the Merger and the final valuation of the share issuance consideration could differ significantly from the current estimate. The effect of using stock price sensitivity of 10% from the $95.4762 per share reference price would have the following impact on the cash consideration and the share issuance consideration. While the stock price changes within the 10% band impact the components of the purchase consideration, it will not have any impact on the total consideration and resulting goodwill.

($ in millions except number of shares and per share amounts)
Share issuance to TPG	10,400,000	10,400,000
Change of 10% from the reference price (+10% and -10%, respectively)	$105.0238	$85.9286
Share issuance consideration	$1,092.2	$893.7
Cash consideration after adjustments for changes in share issuance consideration	807.8	1,006.3
Debt refinancing	590.2	590.2

Total acquisition consideration	$2,490.2	$2,490.2

Goodwill	$1,380.9	$1,380.9

The effect of using stock price sensitivity of 20% from the $95.4762 per share reference price would have the following impact on the purchase consideration, including the cash consideration and the share issuance consideration, as well as goodwill.

($ in millions except number of shares and per share amounts)
Share issuance to TPG	10,400,000	10,400,000
Change of 20% from the reference price (+20% and -20%, respectively)	$114.5714	$76.3810
Share issuance consideration	$1,191.5	$794.4
Cash consideration after adjustments for changes in share issuance consideration (no impact for changes in share value above 10%)	807.8	1,006.3
Debt refinancing	590.2	590.2

Total acquisition consideration	$2,589.5	$2,390.9

Goodwill	$1,480.2	$1,281.6

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and identifiable intangible assets and assumed liabilities of TWG based on their estimated fair values as of the closing of the Merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The total preliminary acquisition consideration is allocated to TWG’s tangible and identifiable intangible assets and liabilities as of December 31, 2017 based on their preliminary fair values as follows:

Preliminary estimate of assets acquired and liabilities assumed	Amount ($ in millions)
Fixed maturity securities available for sale	$2,301.9
Equity securities available for sale	38.0
Short-term investments	227.3
Other investments and policy loans	137.5
Cash and cash equivalents	377.7
Premiums and accounts receivable, net	247.4
Reinsurance recoverable	1,789.9
Accrued investment income	26.8
Property and equipment	27.5
Tax receivable	10.6
Value of business acquired (VOBA)	3,767.3
Other intangible assets	489.7
Other assets	107.5
Unearned premiums and contract fees	7,180.5
Claims and benefits payable	424.9
Reinsurance balances payable	212.4
Funds held under reinsurance	141.7
Accounts payable and other liabilities	478.5
Non-controlling interest	1.8

Total identifiable net assets acquired	1,109.3
Goodwill	1,380.9

Estimated purchase price	$2,490.2

VOBA and other intangible assets, excluding goodwill. The preliminary fair values of VOBA and other intangible assets were determined under the acquisition method of accounting and fair value determined based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For VOBA and the intangible asset related to TWG’s distribution network, the fair value was estimated using the income approach. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion under the acquisition method of accounting.

Other intangible assets, net. The table below reflects the preliminary fair value of the acquired other intangible assets as well as expected amortization of finite lived intangible assets for the five years following the acquisition. The intangible asset related to TWG’s distribution network is amortized using projected operating income pattern representing management’s best estimate of the pattern in which the economic benefits will be consumed.

(in millions)	Amount at December 31, 2017	Estimated remaining useful life (years)	Expected pre-tax amortization expense for year following the acquisition
			Year 1	Year 2	Year 3	Year 4	Year 5
Other intangible assets:
Distribution network	$400.0	15	$8.8	$14.8	$21.2	$26.3	$29.7
Information technology	38.5	7	5.5	5.5	5.5	5.5	5.5
Customer related intangibles	38.2	5	6.5	13.8	7.5	8.2	2.2
Trade name	0.7	2	0.4	0.3	—	—	—
Licenses (indefinite life)	12.3	N/A

Total	$489.7		$21.2	$34.4	$34.2	$40.0	$37.4

Goodwill. Goodwill represents the excess of the preliminary acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the identifiable net tangible and intangible assets are the skill sets, operations and synergies that can be leveraged to enable the combined company to build a stronger enterprise. Goodwill is not amortized, but instead is required to be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur a charge to earnings for the amount of the impairment during the period in which the determination is made.

The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

5. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following preliminary unaudited pro forma adjustments result from accounting for the Merger, including the determination of fair value of the assets, liabilities, and commitments which Assurant will acquire and assume from TWG. The descriptions below are related to these preliminary adjustments.

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2017 are as follows:

($ in millions)				Increase (decrease) as of December 31, 2017
Assets
	(5a	)	Adjustments to Cash and cash equivalents:
			To reflect the cash consideration paid by Assurant to TWG equityholders to effect the Merger funded by available cash resources	$(988.4)
	(5b	)	Adjustments to Deferred acquisition costs:
			To eliminate TWG’s deferred acquisition costs	(384.4)
	(5c	)	Adjustments to Property and equipment, at cost less accumulated depreciation:
			To eliminate TWG’s historical software assets in property and equipment as such assets were included within intangible assets subject to fair value determination	(33.9)
	(5d	)	Adjustments to tax receivables:
			To eliminate TWG’s historical net deferred tax liability, as such deferred taxes are subject to recalculation following application of all purchase accounting adjustments	134.9
			To record net deferred tax liabilities associated with the acquisition	(184.7)

				(49.8)

	(5e	)	Adjustments to goodwill:
			To eliminate TWG’s historical goodwill	(604.6)
			To record goodwill based on the preliminary acquisition consideration paid in excess of the estimated fair value of the net assets acquired	1,380.9

				776.3

	(5f	)	Adjustments to Value of business acquired:
			To eliminate TWG’s historical value of business acquired	(30.0)
			To reflect fair value of unearned premium and contract fees (fair value of value of business acquired)	411.9
			To reflect adjustments related to revenue accounting policy alignment (refer to Note 2)	3,355.4

				3,737.3

	(5g	)	Adjustments to other intangible assets:
			To eliminate TWG’s historical intangible assets	(167.2)
			To record fair value of other intangible assets	489.7

				322.5

			Total adjustments to assets	$3,379.6

($ in millions)				Increase (decrease) as of December 31, 2017
Liabilities
	(5h	)	Adjustments to Unearned premiums and contract fees:
			To reflect adjustments made due to revenue accounting policy alignment (refer to Note 2)	$3,355.4
	(5i	)	Adjustments to Claims and benefits payable:
			To reflect fair value of claims and benefits payable	7.2
	(5j	)	Adjustments to accounts payable and other liabilities:
			To reflect estimated transaction costs and bridge facility fees to be paid by Assurant	46.4
			To reflect estimated transaction costs to be paid by TWG	19.7

				66.1

			Total adjustments to liabilities	$3,428.7

Stockholders’ equity
	(5k	)	Adjustments to common shares:
			To reflect elimination of the par value of TWG’s common shares outstanding	$(9.5)
			To record par value of new shares issued as part of the consideration to effect the Merger	0.1

				(9.4)

	(5l	)	Adjustments to Additional paid-in capital:
			To eliminate TWG’s historical additional paid-in-capital	(947.3)
			To record additional paid-in-capital of common stock shares issued as part of the consideration to effect the Merger	911.5

				(35.8)
	(5m	)	Adjustments to retained earnings:
			To eliminate TWG’s historical retained earnings	(110.6)
			To reflect estimated transaction costs to be paid by Assurant	(39.0)

				(149.6)

	(5n	)	Adjustments to Accumulated other comprehensive income:
			To eliminate TWG’s accumulated other comprehensive income	145.7

			Total adjustments to stockholders’ equity	$(49.1)

			Total adjustments to liabilities and stockholders’ equity	$3,379.6

Assurant’s total costs and expenses relating to the Merger are estimated to be $58.1 million, pre-tax, of which $11.7 million, pre-tax, was incurred through December 31, 2017. Our estimate includes costs and expenses related to the bridge loan financing as well as various professional fees and other costs associated with the Merger such as advisory, legal, accounting, tax and printing fees. The $58.1 million total costs and expenses do not include debt issuance costs of $11.6 million, which are netted against the new senior debt and subordinated debt balance, and the mandatory convertible preferred stock issuance costs of $9.4 million reflected in accumulated paid-in capital. The estimate involves a degree of judgment which Assurant management believes to be reasonable. There can be no assurance that these estimates will not change, even materially, as the transaction progresses to the closing date of the Merger. These transaction related costs are one-time in nature and are not expected to have a continuing impact on Assurant’s ongoing results of operations. Thus, they are not reflected in the pro forma unaudited combined statement of operations.

6. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

($ in millions)				Increase (decrease) for the year ended December 31, 2017
Revenues
	(6a	)	To reflect adjustments made due to revenue accounting policy alignment (refer to Note 2)	$969.5
	(6b	)	To adjust net investment income for the amortization of the fair value adjustment to TWG’s Investments	(5.5)

			Total adjustments to revenues	$964.0

Benefits, losses and expenses
	(6c	)	To record the amortization of fair value adjustments of claims and benefits payable	$(6.1)
	(6d	)	Adjustments to amortization of deferred acquisition costs, value of business acquired and intangible assets:
			To eliminate TWG’s historical amortization of deferred acquisition costs	(127.5)
			To eliminate TWG’s historical amortization of value of business acquired	(34.3)
			To eliminate TWG’s historical amortization of other intangible assets	(23.4)
			To record amortization of other intangible assets	21.2
			To record amortization of value of business acquired related to revenue accounting policy alignment (refer to Note 2)	969.5
			To record amortization of additional value of business acquired	154.5

				960.0

	(6e	)	Adjustments to Underwriting, general and administrative expenses
			To exclude transaction costs that have been incurred by Assurant and TWG in connection with the Merger through December 31, 2017	(18.3)
			To eliminate TWG historical amortization related to software assets, which is included as a component of amortization of intangible assets on revaluation of such software assets	(4.3)

				(22.6)

			Total adjustments to expenses	$931.3

	(6f	)	To reflect the income tax impact on the unaudited pro forma adjustments	16.0

			Total adjustments to net income	$16.7

7. Financing Adjustments for Condensed Combined Balance Sheet and Condensed Combined Statement of Operations

In connection with the Merger, Assurant expects to issue mandatory convertible preferred stock of $250 million. Additionally, Assurant expects to issue debt of $1.35 billion of which $1.0 billion will be used to finance a portion of the Merger and the remaining $350 million will be used to repay maturing senior notes (the issuance of the $350 million of debt and repayment of the senior notes is not included in the pro forma financial statements). The mandatory convertible preferred stock is expected to be mandatorily converted to common stock using a rate of exchange based on the market price of Assurant common stock at the three year anniversary of issuance subject to a minimum and maximum exchange ratio. Assurant expects that the most likely outcome will be settlement of the mandatory convertible preferred stock with a fixed amount of common shares under the minimum exchange rate of 0.9354 shares of common stock per preferred share as the projected common stock price is expected to be in excess of the Threshold Appreciation Price (as defined in the prospectus supplement). The adjustments below are related to these financing activities, including the associated issuance costs and estimated interest expenses.

Financing adjustments for condensed combined balance sheet

Adjustments included in the “Financing adjustments” column in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2017 are as follows:

($ in millions)				Increase (decrease) as of December 31, 2017
Assets
	(7a	)	Adjustment to cash and cash equivalents
			To reflect the cash inflow from the mandatory convertible preferred stock, net of issuance costs	$240.6
			To reflect the cash inflow from issuance of senior debt and subordinated debt, net of issuance costs	988.4
			To reflect the extinguishment of TWG’s existing debt	(590.2)

				638.8

			Total adjustments to assets	$638.8

Liabilities
	(7b)		To record issuance of senior debt and subordinated debt , net of issuance costs	$988.4
			To reflect the extinguishment of TWG’s existing debt	(590.2)

				398.2

			Total adjustments to liabilities	$398.2

Stockholders’ equity
	(7c)		To reflect mandatory convertible preferred stock issued	250.0
	(7d)		To record the estimated cost related to issuance of mandatory convertible preferred stock to be paid by Assurant	(9.4)

			Total adjustments to stockholders’ equity	240.6

			Total adjustments to liabilities and shareholders’ equity	$638.8

Financing Adjustments for condensed combined statement of operations

Adjustments included in the “Financing adjustments” column in the accompanying unaudited pro forma condensed combined statement of operations are as follows:

($ in millions)			Increase (decrease) for the year ended December 31, 2017
Benefits, losses and expenses:
	(7e)	Adjustments to interest expense:
		To record the estimated interest expense on the new senior debt and subordinated debt	$49.1
		To eliminate TWG’s historical interest expense	(22.5)

		Total adjustments to expenses	$26.6

	(7f)	Adjustment to reflect the income tax impact on the related financing pro forma adjustments using the US statutory tax rate of 35%	(9.3)

		Total adjustments to net income	$(17.3)

	(7g)	To establish preferred stock dividends	16.3

		Total adjustment to net income available to common stockholders	$(1.0)

8. Earnings per Share

The preliminary pro forma basic and diluted earnings per share calculations are based on Assurant’s historical weighted average common shares adjusted for the elimination of TWG’s historical shares, the issuance of 10,400,000 shares to the historic TWG shareholders, and the issuance of Mandatory Convertible Preferred Stock assuming Merger occurred on January 1, 2017.

Year ended December 31, 2017:

($ in millions except share and per share data)	Historical Assurant	Shares issued to effect the Merger	Common stock converted from mandatory convertible preferred stock	Pro Forma
Numerator:
Net income	$519.6			$601.6
Less: Preferred stock dividends				(16.3)

Net income available to common stockholders				585.3
Denominator:
Weighted-average shares outstanding	54,986,654	10,400,000		65,386,654
Denominator for diluted earnings per share:
Weighted-average shares outstanding and assumed conversions	55,311,032	10,400,000	2,852,091	68,563,123
Basic earnings per share	9.45			8.95
Diluted earnings per share	$9.39			$8.77

DESCRIPTION OF THE SENIOR NOTES

The following description is a summary of the terms of the Senior Notes being offered through this prospectus supplement. The description is qualified in its entirety by reference to the senior notes indenture, dated as of March 28, 2013 (the “senior notes indenture”), between us and U.S. Bank National Association, as trustee. You should read the senior notes indenture, the associated documents and the following description carefully to fully understand the terms of the Senior Notes. In addition, to the extent that the following description is inconsistent with that contained in the accompanying prospectus under “Description of Debt Securities We May Offer” you should rely on this description.

General Terms of the Senior Notes

Interest on and principal of the Senior Notes will be payable in U.S. dollars. The Senior Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. There will be no sinking fund payments for the Senior Notes.

The security registrar and transfer agent for the Senior Notes will be U.S. Bank National Association until such time as a successor security registrar or transfer agent is appointed.

Additional Notes

We may, without the consent of the noteholders, issue additional notes having the same ranking and the same interest rate, maturity and other terms as any series of the Senior Notes offered by this prospectus supplement. Any such additional notes will be a part of the series having the same terms as such series of the Senior Notes, provided that if the additional notes are not fungible with the applicable series of the Senior Notes offered hereby for U.S. federal income tax purposes, the additional notes will have a different CUSIP number.

Interest

2023 Senior Notes

The 2023 Senior Notes will initially be limited to $            aggregate principal amount. The 2023 Senior Notes will bear interest at    % per year. Interest will be payable semi-annually in arrears on              and              of each year, beginning                , 2018. Interest on the 2023 Senior Notes will accrue from                , 2018, or from the most recent date to which interest has been paid or provided for. Interest on the 2023 Senior Notes will be paid to holders of record on the                or                immediately preceding the interest payment date. Interest on the 2023 Senior Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If an interest payment date for the 2023 Senior Notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date. It will be an event of default under the senior notes indenture if we fail to pay interest when due and such failure continues for 30 days.

The 2023 Senior Notes will mature on                , 2023. If the maturity date for the Senior Notes falls on a day that is not a business day, the principal and interest shall be due on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.

2028 Senior Notes

The 2028 Senior Notes will initially be limited to $                aggregate principal amount. The 2028 Senior Notes will bear interest at    % per year. Interest will be payable semi-annually in arrears on            and              of

each year, beginning                , 2018. Interest on the 2028 Senior Notes will accrue from                , 2018, or from the most recent date to which interest has been paid or provided for. Interest on the 2028 Senior Notes will be paid to holders of record on the                or                immediately preceding the interest payment date. Interest on the 2028 Senior Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If an interest payment date for the 2028 Senior Notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date. It will be an event of default under the senior notes indenture if we fail to pay interest when due and such failure continues for 30 days.

The 2028 Senior Notes will mature on                , 2028. If the maturity date for the Senior Notes falls on a day that is not a business day, the principal and interest shall be due on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.

Ranking

The Senior Notes will be senior unsecured obligations of Assurant, Inc. and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. As of December 31, 2017, we had $1.07 billion of outstanding senior indebtedness, all of which was at the level of the parent company and constituted long-term indebtedness and no outstanding shares of preferred stock. On an as adjusted basis after giving effect to the TWG Acquisition, including the incurrence of indebtedness to partially fund the acquisition, we would have had approximately $2.01 billion of outstanding indebtedness and an additional $441 million of available borrowing under our revolving credit facility, all of which would be unsecured indebtedness. See “Capitalization” for more information.

Optional Redemption

Prior to the 2023 Senior Notes Par Call Date and the 2028 Senior Notes Par Call Date, the 2023 Senior Notes and the 2028 Senior Notes, respectively, will be redeemable in whole or in part, at our option at a redemption price equal to the greater of (i) 100% of the principal amount of the Senior Notes of that series to be redeemed, plus accrued and unpaid interest on the principal amount to be redeemed to the date of redemption; and (ii) the sum, as calculated by the Independent Investment Banker (as defined below), of the present values of the remaining scheduled payments of principal and interest on the Senior Notes of that series to be redeemed (exclusive of interest accrued to the date of redemption) from the date of redemption to, in the case of the 2023 Senior Notes, the 2023 Senior Notes Par Call Date and to, in the case of the 2028 Senior Notes, the 2028 Senior Notes Par Call Date, each discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate (as defined below) for that series of Senior Notes, plus (x)    basis points for the 2023 Senior Notes and (y)    basis points for the 2028 Senior Notes, plus accrued and unpaid interest on the principal amount of the Senior Notes of that series to be redeemed to the date of redemption.

In addition, at any time on or after the 2023 Senior Notes Par Call Date and the 2028 Senior Notes Par Call Date, the 2023 Senior Notes and the 2028 Senior Notes, respectively, will be redeemable, as a whole or in part, at our option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Senior Notes of such series to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

As used in this prospectus supplement:

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Senior

Notes of that series to be redeemed (assuming for this purpose that such notes matured on the 2023 Senior Notes Par Call Date or the 2028 Senior Notes Par Call Date, as applicable) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes.

“Comparable Treasury Price” means, with respect to any redemption date for a series of Senior Notes, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means one of (1) Morgan Stanley & Co. LLC, (2) J.P. Morgan Securities LLC and (3) Wells Fargo Securities, LLC, and their respective successors, as selected by us, or, if any such firm or the successors, if any, to such firm, as the case may be, are unwilling or unable to serve as such, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealers” means each of (1) Morgan Stanley & Co. LLC, (2) J.P. Morgan Securities LLC and (3) Wells Fargo Securities, LLC and their respective successors; provided, however, that if any of them ceases to be a primary U.S. Government securities dealer (each a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for a series of Senior Notes, the average, as determined by the Independent Investment Banker, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date for a series of Senior Notes, the rate per year equal to:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Senior Notes of that series to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or

(2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date for a series of Senior Notes. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

Notice of any redemption will be mailed at least 15 but not more than 60 days before the redemption date to each holder of record of the Senior Notes of that series to be redeemed at its registered address. The notice of redemption for the Senior Notes of that series to be redeemed will state, among other things, the amount of Senior Notes of that series to be redeemed, the redemption date, the manner of calculation of the redemption price and the place or places that payment will be made upon presentation and surrender of Senior Notes of that series to be redeemed. If less than all of the Senior Notes of a series are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, the Senior Notes, or portions of the Senior Notes of that series, to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Senior Notes that have been called for redemption at the redemption date.

We will not be required (i) to issue, register the transfer of or exchange any Senior Notes of a series to be redeemed during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Senior Notes of that series selected for redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Senior Notes of a series so selected for redemption in whole or in part, except the unredeemed portion of any such Senior Notes of that series being redeemed in part.

Special Mandatory Redemption

We expect to use the net proceeds from this offering in connection with the TWG Acquisition, as described under the heading “Use of Proceeds.”

Within five business days following the earlier of (a) the date on which an Acquisition Termination Event occurs and (b) December 17, 2018, if the TWG Acquisition has not closed on or prior to such date, we will be required to send a notice of mandatory redemption to the holders of the 2023 Senior Notes fixing the date of such mandatory redemption (such date to be 30 days from the sending of the notice of mandatory redemption). On such mandatory redemption date, we will be required to redeem the 2023 Senior Notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on such notes to the date of redemption.

“Acquisition Termination Event” means either (1) the termination of the TWG Agreement or (2) we determine in our reasonable judgment that the TWG Acquisition will not occur.

The proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the 2023 Senior Notes. Our ability to pay the redemption price to holders of the 2023 Senior Notes following a special mandatory redemption may be limited by our then existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the 2023 Senior Notes.

The 2028 Senior Notes are not subject to the special mandatory redemption and will remain outstanding even if we do not consummate the TWG Acquisition.

Applicable Law

The Senior Notes will be, and the senior notes indenture is, governed by and construed in accordance with the laws of the State of New York.

Additional Terms

For additional important information about the Senior Notes, see “Description of Debt Securities We May Offer” in the accompanying prospectus. That information includes:

•	additional information on the terms of the Senior Notes; and

•	general information on the senior notes indenture and the trustee.

To the extent any information about the Senior Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

DESCRIPTION OF THE FIXED-TO-FLOATING RATE SUBORDINATED NOTES

The following description is a summary of the terms of the Fixed-to-Floating Rate Subordinated Notes being offered through this prospectus supplement. The description is qualified in its entirety by reference to the subordinated indenture, to be dated as of                 , 2018 (the “subordinated indenture”), between us and U.S. Bank National Association, as trustee. You should read the subordinated indenture, the associated documents and the following description carefully to fully understand the terms of the Fixed-to-Floating Rate Subordinated Notes. In addition, to the extent that the following description is inconsistent with that contained in the accompanying prospectus under “Description of Debt Securities We May Offer” you should rely on this description.

General Terms of the Fixed-to-Floating Rate Subordinated Notes

Interest on and principal of the Fixed-to-Floating Rate Subordinated Notes will be payable in U.S. dollars. The Fixed-to-Floating Rate Subordinated Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. There will be no sinking fund payments for the Fixed-to-Floating Rate Subordinated Notes.

The security registrar and transfer agent for the Fixed-to-Floating Rate Subordinated Notes will be U.S. Bank National Association until such time as a successor security registrar or transfer agent is appointed.

Additional Notes

We may, without the consent of the noteholders, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Fixed-To-Floating Rate Subordinated Notes offered by this prospectus supplement. Any such additional notes will be a part of the series having the same terms as the Fixed-To-Floating Rate Subordinated Notes, provided that if the additional notes are not fungible with the Fixed-To-Floating Rate Subordinated Notes offered hereby for U.S. federal income tax purposes, the additional notes will have a different CUSIP number.

Interest

Fixed-rate period

From and including                 , 2018 to, but excluding,                 , 2028 or any earlier redemption date, the Fixed-to-Floating Rate Subordinated Notes will bear interest at the annual rate of     %, and we will pay accrued interest semi-annually in arrears on                  and                  of each year, beginning on                 , 2018 and ending on                 , 2028, subject to our rights and obligations under “—Option to defer interest payments” below. We refer to these dates as “fixed-rate interest payment dates” and we refer to the period from, and including,                 , 2018 to, but excluding, the first fixed-rate interest payment date and each successive period from, and including, a fixed-rate interest payment date to, but excluding, the next fixed-rate interest payment date as a “fixed-rate interest period.”

Interest payments will be made to the persons or entities in whose names the Fixed-to-Floating Rate Subordinated Notes are registered at the close of business on                  or                  (whether or not a business day), as the case may be, immediately preceding the relevant fixed-rate interest payment date. The amount of interest payable for any fixed-rate interest period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any fixed-rate interest payment date falls on a day that is not a business day, the interest payment due on that date will be postponed to the next day that is a business day, and no additional interest will accrue as a result of that postponement.

“Business day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, (iii) a day on which the corporate trust office of the trustee is closed for business or (iv) on or after                 , 2028, a day that is not a London banking day (as defined below).

Floating-rate period

From and including                 , 2028 to, but excluding, the maturity date or any earlier redemption date, the Fixed-to-Floating Rate Subordinated Notes will bear interest at an annual rate equal to three-month LIBOR (as defined below) plus      %, and we will pay accrued interest quarterly in arrears on                 ,                 ,                  and                  (or if any of these days is not a business day, on the next business day, except that, if such business day is in the next succeeding calendar month, interest will be payable on the immediately preceding business day), beginning on                 , 2028, subject to our rights and obligations under “—Option to defer interest payments” below. We refer to these dates as “floating-rate interest payment dates,” and together with the fixed-rate interest payment dates, as “interest payment dates,” and we refer to the period from, and including                 , 2028 to, but excluding, the first floating-rate interest payment date and each successive period from, and including, a floating-rate interest payment date to, but excluding, the next floating-rate interest payment date as a “floating-rate interest period” and, together with each fixed-rate interest period, as “interest periods.” We will pay such accrued interest to the persons or entities in whose names the Fixed-to-Floating Rate Subordinated Notes are registered at the close of business on                 ,                 ,                 , and                  (whether or not a business day), as the case may be, immediately preceding the relevant floating-rate interest payment date. The amount of interest payable for any floating-rate interest period will be computed on the basis of a 360-day year and the actual number of days elapsed.

For the purposes of calculating interest due on the Fixed-to-Floating Rate Subordinated Notes during any floating rate interest period:

•	“three-month LIBOR” means, with respect to any floating-rate interest period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that floating-rate interest period that appears on Reuters Page LIBOR01 (as defined below) as of 11:00 a.m., London time, on the LIBOR determination date (as defined below) for that floating-rate interest period; provided that:

(i)	If such rate does not appear on Reuters Page LIBOR01, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that floating-rate interest period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (as defined below) after consultation with us, at approximately 11:00 a.m., London time, on the LIBOR determination date for that floating-rate interest period. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that floating-rate interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations.

(ii)	If fewer than two quotations are provided as described in clause (i) above, three-month LIBOR with respect to that floating-rate interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent after consultation with us, at approximately 11:00 a.m., New York City time, on the first day of that floating-rate interest period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that floating-rate interest period and in a principal amount of not less than $1,000,000.

(iii)	If fewer than three banks selected by the calculation agent to provide quotations provide quotes as described in clause (ii) above, three-month LIBOR for that floating-rate interest period will be determined by the calculation agent in its sole discretion, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such sources as it deems reasonable from which to estimate three-month LIBOR or any of the foregoing lending rates.

Notwithstanding the foregoing clauses (i), (ii) and (iii):

•	if the calculation agent determines on the relevant LIBOR determination date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate; and

•	if the calculation agent has determined a substitute or successor base rate in accordance with foregoing, the calculation agent in its sole discretion may determine what business day convention to use, the definition of business day, the LIBOR determination date and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the trustee) of the interest rate for the new floating-rate interest period. Upon request of a holder of the Fixed-to-Floating Rate Subordinated Notes , the calculation agent will provide to such holder the interest rate in effect for the relevant floating-rate interest period on the date of such request and, if determined, the interest rate for the next floating-rate interest period. All calculations made by the calculation agent for the purposes of calculating interest on the Fixed-to-Floating Rate Subordinated Notes during any floating-rate interest period shall be conclusive and binding on the holders, the trustee and us, absent manifest errors.

•	“calculation agent” means a firm appointed by us as calculation agent for the Fixed-to-Floating Rate Subordinated Notes prior to the commencement of the first floating-rate interest period. We will keep a record of such appointment at our principal offices, which will be available to any holder upon request;

•	“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by us as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits);

•	“LIBOR determination date” means the second scheduled London banking day (as defined below) immediately preceding the first day of the relevant floating-rate interest period; and

•	“London banking day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and in deposits in U.S. dollars) in London.

Option to defer interest payments

So long as no event of default with respect to the Fixed-to-Floating Rate Subordinated Notes has occurred and is continuing, we may elect at one or more times to defer payment of interest on the Fixed-to-Floating Rate Subordinated Notes for one or more consecutive interest periods for up to five years. We may not defer interest beyond the maturity date, any earlier accelerated maturity date arising from an event of default (which, under the subordinated indenture, is limited to certain events of bankruptcy, insolvency or receivership involving us) or any earlier redemption date.

During a deferral period, interest will continue to accrue on the Fixed-to-Floating Rate Subordinated Notes, and deferred interest on the Fixed-to-Floating Rate Subordinated Notes will bear additional interest at the then-applicable interest rate of the Fixed-to-Floating Rate Subordinated Notes, compounded on each interest payment date, subject to applicable law. As used in this prospectus supplement, a “deferral period” refers to the period beginning on the first day of the first interest period with respect to which we elect to defer interest on the Fixed-to-Floating Rate Subordinated Notes and ending on the earlier of (i) the interest payment date falling on or about the fifth anniversary of that day and (ii) the next interest payment date on which we have paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Fixed-to-Floating Rate Subordinated Notes. When we use the term “interest” in this prospectus supplement, we are referring not only to regularly scheduled interest payments but also to interest on interest payments not paid on the applicable interest payment date.

At the end of five years following the commencement of a deferral period, we must pay all accrued and unpaid deferred interest, including compounded interest thereon. If we have paid all deferred interest (including compounded interest thereon) on the Fixed-to-Floating Rate Subordinated Notes, we can again defer interest payments on the Fixed-to-Floating Rate Subordinated Notes as described above.

We will give the holders of the Fixed-to-Floating Rate Subordinated Notes and the trustee written notice of our election to commence or continue a deferral period at least two and not more than 60 business days before the next interest payment date.

We have no present intention to defer interest payments.

Dividend and other payment stoppages during deferral periods and under certain other circumstances

We will agree in the subordinated indenture that, so long as any Fixed-to-Floating Rate Subordinated Notes remain outstanding, if (i) we have given notice of our election to defer interest payments on the Fixed-to-Floating Rate Subordinated Notes but the related deferral period has not yet commenced, or (ii) a deferral period is continuing, then, in either case, we will not, nor will we permit our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•	make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that rank upon our liquidation on a parity with or junior to the Fixed-to-Floating Rate Subordinated Notes; or

•	make any guarantee payments regarding any guarantee issued by us of securities of any of our subsidiaries if the guarantee ranks upon our liquidation on a parity with or junior to the Fixed-to-Floating Rate Subordinated Notes.

The restrictions listed above do not apply to:

•	any purchase, redemption or other acquisition of shares of our capital stock in connection with:

•	any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors; or

•	the satisfaction of our obligations pursuant to any contract outstanding at the beginning of the applicable deferral period requiring such purchase, redemption or other acquisition;

•	any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•	any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto;

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on parity with or junior to such stock; or

•	any payment of current or deferred interest on securities equal in rank to the Fixed-to-Floating Rate Subordinated Notes (the “pari passu securities”) so long as the amounts paid, the amounts set aside at such time for payment of such pari passu securities on the immediately following regularly scheduled interest payment dates therefor and the amounts paid or set aside at such time for payment on the Fixed-to-Floating Rate Subordinated Notes on the immediately following interest payment date for the Fixed-to-Floating Rate Subordinated Notes, are in the same proportion to the full payment to which each series of such pari passu securities and the Fixed-to-Floating Rate Subordinated Notes is then, or on such immediately following regularly scheduled interest payment dates will be, entitled to be paid in full.

For the avoidance of doubt, no terms of the Fixed-to-Floating Rate Subordinated Notes will restrict in any manner the ability of any of our subsidiaries to pay dividends or make any distributions to us or to any of our other subsidiaries.

Redemption

The Fixed-to-Floating Rate Subordinated Notes are redeemable at our election on or after                , 2028 or within 90 days after the occurrence of certain events prior to                , 2028, in each case at the applicable redemption price set forth below and are not subject to any sinking fund or similar provisions.

We may redeem the Fixed-to-Floating Rate Subordinated Notes:

•	in whole at any time or in part from time to time on or after , 2028 at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest) to, but excluding, the date of redemption; provided that if the Fixed-to-Floating Rate Subordinated Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Fixed-to-Floating Rate Subordinated Notes, excluding any Fixed-to-Floating Rate Subordinated Notes held by us or any of our affiliates, must remain outstanding after giving effect to such redemption; or

•	in whole, but not in part, at any time prior to , 2028, within 90 days after the occurrence of a “rating agency event,” a “tax event” or a “regulatory capital event” at a redemption price equal to (i) in the case of a “rating agency event,” 102% of their principal amount, and (ii) in the case of a “tax event” or a “regulatory capital event,” their principal amount, in each case plus accrued and unpaid interest (including compounded interest) to, but excluding, the date of redemption.

For the purposes of the preceding paragraph:

“Tax event” means the receipt by us of an opinion of independent counsel experienced in such matters to the effect that, as a result of any:

•	amendment to, clarification of or change (including any officially announced prospective change) in the laws or treaties of the United States or any political subdivision or taxing authority of or in the United States, or any regulations under those laws or treaties, that is enacted or effective on or after the initial issuance of the Fixed-to-Floating Rate Subordinated Notes;

•	administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or other similar announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation, that is taken on or after the initial issuance of the Fixed-to-Floating Rate Subordinated Notes;

•

amendment to, clarification of or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known, that is enacted or effective on or after the initial issuance of the Fixed-to-Floating Rate Subordinated Notes; or

•	threatened challenge asserted in writing in connection with an audit of us, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Fixed-to-Floating Rate Subordinated Notes, which challenge is asserted against us or becomes publicly known on or after the initial issuance of the Fixed-to-Floating Rate Subordinated Notes;

(each of the above, a “change of tax law”) there is more than an insubstantial risk that interest payable by us on the Fixed-to-Floating Rate Subordinated Notes is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by us for U.S. federal income tax purposes; provided that a change of tax law under section 163(j) of the Internal Revenue Code of 1986, as amended (including any amendment to section 163(j), and any amendment to or the issuance of regulations or another official administrative pronouncement under section 163(j)) (“section 163(j)”), shall not give rise to a “tax event” unless, in the opinion of independent counsel experienced in such matters, the change of tax law under section 163(j) limits, defers or prohibits the deduction of interest on the Fixed-to-Floating Rate Subordinated Notes offered by this prospectus supplement in a manner or to an extent different from and more adverse than interest on senior debt obligations of ours by reason of the specific characteristics of the Fixed-to-Floating Rate Subordinated Notes offered by this prospectus supplement.

“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Fixed-to-Floating Rate Subordinated Notes, which amendment, clarification or change results in:

•	the shortening of the length of time the Fixed-to-Floating Rate Subordinated Notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Fixed-to-Floating Rate Subordinated Notes; or

•	the lowering of the equity credit (including up to a lesser amount) assigned to the Fixed-to-Floating Rate Subordinated Notes by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Fixed-to-Floating Rate Subordinated Notes.

“Regulatory capital event” means that we become subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to us as a result of being so subject set forth criteria pursuant to which the full principal amount of the Fixed-to-Floating Rate Subordinated Notes would not qualify as capital under such capital adequacy guidelines, as we may determine at any time, in our sole discretion.

Notice of any redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of Fixed-to-Floating Rate Subordinated Notes to be redeemed at its registered address. Unless we default in payment of the redemption price and accrued interest, including any compounded interest, interest on the Fixed-to-Floating Rate Subordinated Notes or portions thereof called for redemption will cease to accrue on the redemption date.

We may not redeem the Fixed-to-Floating Rate Subordinated Notes in part unless all accrued and unpaid interest (including deferred interest) has been paid in full on all outstanding Fixed-to-Floating Rate Subordinated Notes for all interest periods terminating on or before the redemption date.

In the event of any redemption, neither we nor the trustee will be required to:

•	issue, register the transfer of, or exchange, Fixed-to-Floating Rate Subordinated Notes during a period beginning at the opening of business 15 days before the day of selection of Fixed-to-Floating Rate Subordinated Notes for redemption and ending at the close of business on the day of mailing of notice of redemption; or

•	transfer or exchange any Fixed-to-Floating Rate Subordinated Notes so selected for redemption, except, in the case of any Fixed-to-Floating Rate Subordinated Notes being redeemed in part, any portion thereof not to be redeemed.

Special Mandatory Redemption

We expect to use the net proceeds from this offering in connection with the TWG Acquisition, as described under the heading “Use of Proceeds.”

Within five business days following the earlier of  (a) the date on which an Acquisition Termination Event occurs and (b) December 17, 2018, if the TWG Acquisition has not closed on or prior to such date, we will be required to send a notice of mandatory redemption to the holders of the Fixed-to-Floating Rate Subordinated Notes fixing the date of such mandatory redemption (such date to be 15 days from the sending of the notice of mandatory redemption). On such mandatory redemption date, we will be required to redeem the Fixed-to-Floating Rate Subordinated Notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on such notes to the date of redemption.

“Acquisition Termination Event” means either (1) the termination of the TWG Agreement or (2) we determine in our reasonable judgment that the TWG Acquisition will not occur.

The proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the Fixed-to-Floating Rate Subordinated Notes. Our ability to pay the redemption price to holders of the Fixed-to-Floating Rate Subordinated Notes following a special mandatory redemption may be limited by our then existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the Fixed-to-Floating Rate Subordinated Notes.

Subordination

The payment of the principal of and interest on the Fixed-to-Floating Rate Subordinated Notes is expressly subordinated, to the extent and in the manner set forth in the subordinated indenture, in right of payment and upon liquidation to the prior payment in full of all of our senior indebtedness, including the Senior Notes offered hereby.

Subject to the qualifications described below, the term “senior indebtedness” will be defined in the subordinated indenture to include principal of, premium (if any) and interest on and any other payment due pursuant to any of the following, whether incurred prior to, on or after the date of this prospectus supplement:

•	all indebtedness and obligations (other than obligations pursuant to the subordinated indenture and the Fixed-to-Floating Rate Subordinated Notes) for amounts borrowed;

•	all indebtedness and obligations evidenced by securities, notes (other than the Fixed-to-Floating Rate Subordinated Notes), debentures, bonds or other similar instruments;

•	all capital lease obligations;

•	all reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for our account;

•	all obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which we or any of our subsidiaries have agreed to be treated as owner of the subject property for U.S. federal income tax purposes;

•	all payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of ours; and

•	all indebtedness and obligations that represent obligations to policyholders of insurance or investment contracts,

in each case, whether outstanding on the date of the subordinated indenture or thereafter created, incurred or assumed; and all amendments, renewals, extensions, modifications and refundings of such indebtedness and obligations, unless in any such case the instrument by which such indebtedness or obligations are created, incurred or assumed by Assurant, or are evidenced, provides (a) that they are subordinated in right of payment to all of our senior indebtedness, including the Senior Notes offered hereby, or (b) that they will rank equally with the Fixed-to-Floating Rate Subordinated Notes.

The Fixed-to-Floating Rate Subordinated Notes offered hereby, will rank (1) senior to all of our equity securities and (2) pari passu with any debt securities we issue in the future that will rank equally with the Fixed-to-Floating Rate Subordinated Notes.

The senior indebtedness, including the Senior Notes offered hereby, will continue to be senior indebtedness and entitled to the benefits of the subordination provisions of the subordinated indenture irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) obligations to trade creditors created or assumed by us or the relevant subsidiary guarantor in the ordinary course of business or (2) indebtedness that is by its terms subordinate, or not superior, in right of payment to the Fixed-to-Floating Rate Subordinated Notes, including our pari passu securities.

As of December 31, 2017, we had approximately $1.07 billion of outstanding senior indebtedness. On an as adjusted basis after giving effect to the TWG Acquisition, including the incurrence of indebtedness to partially fund the acquisition, we would have had approximately $2.01 billion of outstanding indebtedness and an additional $441 million of available borrowing under our revolving credit facility, all of which would be unsecured indebtedness. As of December 31, 2017, we had no outstanding subordinated indebtedness. In each case, payments on the Fixed-to-Floating Rate Subordinated Notes will also be effectively subordinated to all existing and future liabilities of our subsidiaries to the extent of the assets of such subsidiaries, excluding non-senior indebtedness of Assurant but including future policy benefits and expenses, claims and benefits payable and separate account balances of $16.02 billion as of December 31, 2017. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this offering memorandum, for a discussion of our existing indebtedness.

If either of the following circumstances exist, we will first pay all senior indebtedness, including any interest accrued after such events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Fixed-to-Floating Rate Subordinated Notes:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

•	(a) in the event and during the continuation of any default in the payment of principal, premium (if any) or interest on any senior indebtedness, including the Senior Notes offered hereby, beyond any applicable grace period, (b) in the event that any event of default with respect to any senior indebtedness, including the Senior Notes offered hereby, has occurred and is continuing, permitting the direct holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of either (a) or (b), the payment default or event of default has been cured or waived or ceases to exist and any related acceleration has been rescinded), or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b).

In such events, we will pay or deliver directly to the holders of senior indebtedness any payment or distribution otherwise payable or deliverable to holders of the Fixed-to-Floating Rate Subordinated Notes. We will make the payments to the holders of senior indebtedness according to priorities existing among those holders until we have paid all senior indebtedness, including accrued interest, in full.

If such events of insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets as described in the first bullet above occur, after we have paid in full all amounts owed on senior indebtedness, the holders of Fixed-to-Floating Rate Subordinated Notes together with the holders of any of our other pari passu securities will be entitled to receive from our remaining assets any principal of or premium or interest on the Fixed-to-Floating Rate Subordinated Notes and such other obligations due at that time before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Fixed-to-Floating Rate Subordinated Notes.

If we breach the subordinated indenture by making a payment or distribution to holders of the Fixed-to-Floating Rate Subordinated Notes before we have paid all the senior indebtedness, including the Senior Notes offered hereby, in full, then such holders of the Fixed-to-Floating Rate Subordinated Notes will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior indebtedness.

Because of the subordination provisions, if we become insolvent, holders of senior indebtedness, including the Senior Notes offered hereby, may receive more, ratably, and holders of the Fixed-to-Floating Rate Subordinated Notes having a claim pursuant to such securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the subordinated indenture in connection with the Fixed-to-Floating Rate Subordinated Notes.

The subordinated indenture places no limitation on the amount of senior or pari passu indebtedness that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior indebtedness.

Events of default; waiver and notice

An “event of default” with respect to the Fixed-to-Floating Rate Subordinated Notes shall occur only upon certain events of bankruptcy, insolvency or receivership.

The subordinated indenture refers to breaches that are not “events of default” as “defaults.” They include:

•	the failure to pay interest, including compounded interest, in full on any Fixed-to-Floating Rate Subordinated Notes for a period of 30 days after the conclusion of a five-year period following the commencement of any deferral period if such deferral period has not ended prior to the conclusion of such five-year period;

•	the failure to pay principal of or premium (if any) on the Fixed-to-Floating Rate Subordinated Notes when due; or

•	the failure to comply with our covenants or agreements under the subordinated indenture or the Fixed-to-Floating Rate Subordinated Notes.

A “default” also includes, for example, a failure to pay interest within 30 days of the relevant interest payment date if we do not give a timely written notice of our election to commence or continue a deferral period. If we do not give a timely written notice of our election to commence or continue a deferral period and fail to pay interest within 30 days of the relevant interest payment date, any holder of Fixed-to-Floating Rate Subordinated Notes may seek to enforce our obligation to make the missed interest payment, including through legal process. However, there is no right of acceleration except upon the occurrence of an event of default as described above.

If we do give a timely written notice of our election to commence or continue a deferral period on any interest payment date (and, if such notice continues a deferral period, the deferral period has not continued for five years), then no “default” will arise from our non-payment of interest on such interest payment date.

The subordinated indenture provides that the trustee must give holders notice of all defaults or events of default within 90 days after they become actually known to a responsible officer of the trustee. However, except in the case of a default in payment on the Fixed-to-Floating Rate Subordinated Notes, the trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of holders.

If an event of default under the subordinated indenture occurs, the entire principal amount of the Fixed-to-Floating Rate Subordinated Notes will automatically become due and payable without any declaration or other action on the part of the trustee or any holder of the Fixed-to-Floating Rate Subordinated Notes. There is no right of acceleration in the case of any payment default or other breaches of covenants under the subordinated indenture or the Fixed-to-Floating Rate Subordinated Notes. In the case of a default in the payment of principal of or interest, including any compounded interest, on the Fixed-to-Floating Rate Subordinated Notes, the holder of a Fixed-to-Floating Rate Subordinated Note may, or if directed by the holders of a majority in principal amount of the Fixed-to-Floating Rate Subordinated Notes the trustee shall, subject to the conditions set forth in the subordinated indenture, demand payment of the amount then due and payable and may institute legal proceedings for the collection of such amount if we fail to make payment thereof upon demand.

The holders of a majority in aggregate principal amount of the outstanding Fixed-to-Floating Rate Subordinated Notes may waive any past default, except:

•	a default in payment of principal or interest; or

•	a default under any provision of the subordinated indenture that itself cannot be modified or amended without the consent of the holders of all outstanding Fixed-to-Floating Rate Subordinated Notes.

The holders of a majority in principal amount of the Fixed-to-Floating Rate Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to the provisions of the subordinated indenture.

We are required to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officers, whether we have complied with all conditions and covenants under the terms of the subordinated indenture and the Fixed-to-Floating Rate Subordinated Notes and specifying any default.

If an event of default under the subordinated indenture occurs, the trustee will be obligated to use its rights and powers under the subordinated indenture, and to use the same degree of care and skill in doing so that a prudent person would use in that situation in conducting his or her own affairs. In contrast, the trustee shall have no right or obligation under the subordinated indenture or otherwise to exercise any remedies on behalf of any holders of the Fixed-to-Floating Rate Subordinated Notes pursuant to the subordinated indenture in connection with any default that is not also an event of default, unless such remedies are available under the subordinated indenture and the trustee is directed to exercise such remedies by the holders of a majority in principal amount of the Fixed-to-Floating Rate Subordinated Notes pursuant to and subject to the conditions of the subordinated indenture. In connection with any such exercise of remedies in connection with a default the trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an event of default.

Applicable law

The Fixed-to-Floating Rate Subordinated Notes and the subordinated indenture will be governed by and construed in accordance with the laws of the State of New York.

Additional Terms

For additional important information about the Fixed-to-Floating Rate Subordinated Notes, see “Description of Debt Securities We May Offer” in the accompanying prospectus. That information includes:

•	additional information on the terms of the Fixed-to-Floating Rate Subordinated Notes; and

•	general information on the subordinated indenture and the trustee.

To the extent any information about the Fixed-to-Floating Rate Subordinated Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax consequences of ownership and disposition of the Notes. This discussion applies only to Notes that are:

•	held by those initial holders who purchase the Notes of the applicable series at the “issue price,” which will equal the first price at which a substantial amount of the Notes of the applicable series is sold for money to investors (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	dealers in securities;

•	traders in securities that elect the mark-to-market method of tax accounting for their securities holdings;

•	persons holding Notes as part of a hedge, “straddle” or integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes (or investors in such entities);

•	U.S. expatriates;

•	tax-exempt organizations;

•	persons subject to the alternative minimum tax; or

•	persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the Notes to their financial statements under section 451 of the Internal Revenue Code of 1986, as amended (the “Code”).

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding Notes and partners in such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of the Notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, changes to any of which may affect the tax consequences described herein (possibly with retroactive effect).

This summary addresses only U.S. federal income tax consequences. Persons considering the purchase of Notes are urged to consult their tax advisors with regard to the application of the U.S. federal income or other federal tax laws (including estate and gift tax laws and the Medicare tax on investment income) to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include an individual present in the United States for 183 days or more in the taxable year of disposition of a Note and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her tax advisor regarding the U.S. federal income tax consequences of the disposition of a Note.

TAXATION OF THE SENIOR NOTES

Potential contingent payment debt treatment

Our obligation to pay additional amounts on the 2023 Senior Notes in excess of the accrued interest and principal upon a special mandatory redemption may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under these Treasury Regulations, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, based on all the facts and circumstances as of the issue date, such contingencies (in the aggregate) are considered remote or incidental or if it is significantly more likely than not that none of such contingencies will occur and certain other conditions are met. We intend to take the position that the 2023 Senior Notes should not be treated as contingent payment debt instruments and this discussion generally assumes that the regulations relating to “contingent payment debt instruments” are not applicable. However, we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a 2023 Senior Note to be treated as ordinary income rather than capital gain. Our position regarding the applicability of the regulations relating to “contingent payment debt instruments” is binding on a holder unless the holder discloses in a proper manner to the IRS that it is taking a different position. Holders are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the 2023 Senior Notes.

Tax Consequences to U.S. Holders of the Senior Notes

Payments of stated interest

Stated interest paid on a Senior Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, exchange or retirement of the Senior Notes

Upon the sale, exchange or retirement of a Senior Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the Senior Note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid stated interest, which will be taxable as interest to the extent not previously included in income. A U.S. Holder’s adjusted tax basis in a Senior Note generally will equal the cost of the Senior Note to the holder.

Gain or loss realized on the sale, exchange or retirement of a Senior Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the Senior Note has been held for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses may be subject to limitations.

Backup withholding and information reporting

Information returns may be filed with the IRS in connection with payments on the Senior Notes and the proceeds from a sale or other disposition (including a retirement) of the Senior Notes. A U.S. Holder may be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

Tax Consequences to Non-U.S. Holders of the Senior Notes

General

Subject to the discussion below concerning “FATCA,” backup withholding and effectively connected income:

•	Payments of interest on the Senior Notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that,

•	the beneficial owner does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code; and

•	the beneficial owner of the Senior Notes certifies on a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, under penalties of perjury, that it is not a U.S. person.

•	Payments of interest that do not meet the foregoing exception will be subject to a U.S. federal withholding tax of 30% (or lower applicable treaty rate).

•	A Non-U.S. Holder of a Senior Note generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the disposition of a Senior Note.

If a Non-U.S. Holder of a Senior Note is engaged in a trade or business in the United States, and if interest and/or gain on the Senior Note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax on interest discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders of the Senior Notes” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from the withholding tax on interest discussed in the preceding paragraph. In addition, a Non-U.S. Holder that is a corporation generally will be subject to a branch profits tax at a rate of 30% on its effectively-connected earnings and profits (subject to certain adjustments). Non-U.S. Holders are urged to consult their tax advisors regarding whether an applicable income tax treaty provides for a different result and regarding other U.S. federal income tax consequences of the ownership and disposition of Senior Notes.

Backup withholding and information reporting

Information returns are required to be filed with the IRS in connection with payments of interest on the Senior Notes. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a disposition (including a retirement) of the Senior Notes and the Non-U.S. Holder may be subject to backup withholding with respect to payments on the Senior Notes or on the proceeds from a disposition of the Senior Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the Senior Notes and (for dispositions after December 31, 2018) of proceeds of sales or redemptions of the Senior Notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the Senior Notes.

TAXATION OF THE FIXED-TO-FLOATING RATE SUBORDINATED NOTES

Classification of the Fixed-to-Floating Rate Subordinated Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Fixed-to-Floating Rate Subordinated Notes. Based upon an analysis of the relevant facts and circumstances, including certain assumptions, Davis Polk & Wardwell LLP, our special tax counsel, is of the opinion that, under applicable law as of the issue date of the Fixed-to-Floating Rate Subordinated Notes, the Fixed-to-Floating Rate Subordinated Notes should be treated as indebtedness for U.S. federal income tax purposes (although there is no controlling authority directly on point). Such opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with such opinion. No ruling is being sought from the IRS on any of the issues discussed herein. If the IRS were successfully to challenge the classification of the Fixed-to-Floating Rate Subordinated Notes as indebtedness, interest payments on the Fixed-to-Floating Rate Subordinated Notes would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of Non-U.S. Holders (as defined below), interest payments treated as dividends would generally be subject to withholding of U.S. federal income tax, except to the extent provided by an applicable income tax treaty. Holders should consult their own tax advisors regarding the tax consequences that will arise if the Fixed-to-Floating Rate Subordinated Notes are not treated as indebtedness for U.S. federal income tax purposes.

We agree, and by acquiring an interest in a Fixed-to-Floating Rate Subordinated Note each beneficial owner of a Fixed-to-Floating Rate Subordinated Note agrees, to treat the Fixed-to-Floating Rate Subordinated Notes as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes such treatment, except where specified.

Potential contingent payment debt treatment

Our obligation to pay additional amounts on the Fixed-to-Floating Rate Subordinated Notes in excess of the accrued interest and principal (for example, upon a special mandatory redemption or a redemption in connection with a rating agency event), and the possibility of the replacement of LIBOR by a different rate, may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under these Treasury Regulations, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, based on all the facts and circumstances as of the issue date, such contingencies (in the aggregate) are considered remote or incidental or if it is significantly more likely than not that none of such contingencies will occur and certain other conditions are met. We intend to take the position that the Fixed-to-Floating Rate Subordinated Notes should not be treated as contingent payment debt instruments and this discussion generally assumes that the regulations relating to “contingent payment debt instruments” are not applicable. However, we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a Fixed-to-Floating Rate Subordinated Note to be treated as ordinary income rather than capital gain. Our position regarding the applicability of the regulations relating to “contingent payment debt instruments” is binding on a holder unless the holder discloses in a proper manner to the IRS that it is taking a different position. Holders are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the Fixed-to-Floating Rate Subordinated Notes.

Tax Consequences to U.S. Holders of the Fixed-to-Floating Rate Subordinated Notes

As used herein, the term “U.S. Holder” means a beneficial owner of a Fixed-to-Floating Rate Subordinated Note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Stated interest and original issue discount on the Fixed-to-Floating Rate Subordinated Notes

It is expected and assumed for purposes of this discussion that, subject to the discussion below, the Fixed-to-Floating Rate Subordinated Notes will not be issued with original issue discount (“OID”).

Treasury Regulations provide that the possibility that interest on the Fixed-to-Floating Rate Subordinated Notes might be deferred could result in the Fixed-to-Floating Rate Subordinated Notes being treated as issued with OID, unless the likelihood of such deferral is remote. We believe that the likelihood of interest deferral is remote within the meaning of the Treasury Regulations and therefore that the possibility of such deferral will not result in the Fixed-to-Floating Rate Subordinated Notes being treated as issued with OID, in part because our exercise of the option to defer payments of stated interest on the Fixed-to-Floating Rate Subordinated Notes would, except for certain limited situations (see “Description of the Fixed-to-Floating Rate Subordinated Notes—Dividend and other payment stoppages during deferral periods and under certain other circumstances”), generally prevent us from (i) declaring or paying a dividend or distribution on shares of our capital stock, (ii) redeeming, purchasing, acquiring or making a liquidation payment with respect to any shares of our capital stock, (iii) making any interest, principal or premium payment on, or repaying, purchasing or redeeming, any of our debt securities that rank equally with or junior to the Fixed-to-Floating Rate Subordinated Notes or (iv) making any guarantee payments regarding any guarantee issued by us of securities of any of our subsidiaries if the guarantee ranks equally with or junior to the Fixed-to-Floating Rate Subordinated Notes. Based on these positions, stated interest payments on the Fixed-to-Floating Rate Subordinated Notes should be includible in a U.S. Holder’s ordinary income at the time that those payments are received or accrued, depending on the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Our determination that the likelihood of interest deferral is remote is binding on each beneficial owner of a Fixed-to-Floating Rate Subordinated Note unless such beneficial owner discloses a contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. There can be no assurance that the IRS or a court will agree with these positions.

If the possibility of interest deferral were determined not to be remote, the Fixed-to-Floating Rate Subordinated Notes would be treated as issued with OID at the time of issuance, and all stated interest would be treated as OID. In such case, a U.S. Holder would be required to include interest in income as it accrued, regardless of the holder’s regular method of accounting, using the constant-yield-to-maturity method of accrual, before such U.S. Holder received any payment attributable to such income, and would not separately report the actual cash payments of interest on the Fixed-to-Floating Rate Subordinated Notes as taxable income.

Exercise of deferral option on the Fixed-to-Floating Rate Subordinated Notes

Under the Treasury Regulations, if we exercise our option to defer the payment of interest on the Fixed-to-Floating Rate Subordinated Notes, the Fixed-to-Floating Rate Subordinated Notes will be treated as if they had been redeemed and reissued for OID purposes. Accordingly, all remaining interest payments on the Fixed-to-Floating Rate Subordinated Notes (including interest on deferred interest) would be treated as OID, which a U.S. Holder would be required to accrue and include in taxable income over the remaining term of the Fixed-to-Floating Rate Subordinated Notes, without regard to when the interest is actually paid on the Fixed-to-Floating Rate Subordinated Notes and without regard to such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The amount of OID income includible in a U.S. Holder’s taxable income would be determined on the basis of a constant yield method over the remaining term of the Fixed-to-Floating Rate Subordinated Notes, and the actual receipt of future payments of stated interest on the Fixed-to-Floating Rate Subordinated Notes would no longer be separately reported as taxable income.

Sale, exchange or retirement of the Fixed-to-Floating Rate Subordinated Notes

Upon the sale, exchange or retirement of a Fixed-to-Floating Rate Subordinated Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the Fixed-to-Floating Rate Subordinated Note. Assuming that interest payments on the Fixed-to-Floating Rate Subordinated Notes are not deferred and that the Fixed-to-Floating Rate Subordinated Notes are not treated as issued with OID, the amount realized will not include any amount attributable to accrued but unpaid stated interest, which will be taxable as interest to the extent not previously included in income. In addition, a U.S. Holder’s adjusted tax basis in a Fixed-to-Floating Rate Subordinated Note generally will equal the cost of the Fixed-to-Floating Rate Subordinated Note to the holder. If the Fixed-to-Floating Rate Subordinated Notes are treated as issued with OID, the amount realized will include any amount attributable to accrued but unpaid stated interest, and such amount will not be separately reported as taxable income. In addition, a U.S. Holder’s adjusted tax basis in a Fixed-to-Floating Rate Subordinated Note will be the holder’s initial purchase price, increased by OID previously includible in such holder’s gross income to the date of disposition and decreased by any payments received on the Fixed-to-Floating Rate Subordinated Note since and including the date upon which the Fixed-to-Floating Rate Subordinated Note began to be treated as issued with OID.

Gain or loss realized on the sale, exchange or retirement of a Fixed-to-Floating Rate Subordinated Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the Fixed-to-Floating Rate Subordinated Note has been held for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses may be subject to limitations.

Backup withholding and information reporting

Information returns may be filed with the IRS in connection with payments on the Fixed-to-Floating Rate Subordinated Notes (and accrual of OID, if applicable) and the proceeds from a sale or other disposition (including a retirement) of the Fixed-to-Floating Rate Subordinated Notes. A U.S. Holder may be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

Tax Consequences to Non-U.S. Holders of the Fixed-to-Floating Rate Subordinated Notes

General

Subject to the discussion below concerning “FATCA,” backup withholding and effectively connected income:

•	Payments of interest on the Fixed-to-Floating Rate Subordinated Notes (including OID, if applicable) by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that,

•	the beneficial owner does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code; and

•	the beneficial owner of the Fixed-to-Floating Rate Subordinated Notes certifies on a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, under penalties of perjury, that it is not a U.S. person.

•	Payments of interest that do not meet the foregoing exception will be subject to a U.S. federal withholding tax of 30% (or lower applicable treaty rate).

•	A Non-U.S. Holder of a Fixed-to-Floating Rate Subordinated Note generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the disposition of a Fixed-to-Floating Rate Subordinated Note.

If a Non-U.S. Holder of a Fixed-to-Floating Rate Subordinated Note is engaged in a trade or business in the United States, and if interest and/or gain on the Fixed-to-Floating Rate Subordinated Note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax on interest discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders of the Fixed-to-Floating Rate Subordinated Notes” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from the withholding tax on interest discussed in the preceding paragraph. In addition, a Non-U.S. Holder that is a corporation generally will be subject to a branch profits tax at a rate of 30% on its effectively-connected earnings and profits (subject to certain adjustments). Non-U.S. Holders are urged to consult their tax advisors regarding whether an applicable income tax treaty provides for a different result and regarding other U.S. federal income tax consequences of the ownership and disposition of Fixed-to-Floating Rate Subordinated Notes.

Backup withholding and information reporting

Information returns are required to be filed with the IRS in connection with payments of interest (including OID, if applicable) on the Fixed-to-Floating Rate Subordinated Notes. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a disposition (including a retirement) of the Fixed-to-Floating Rate Subordinated Notes and the Non-U.S. Holder may be subject to backup withholding with respect to payments on the Fixed-to-Floating Rate Subordinated Notes or on the proceeds from a disposition of the Fixed-to-Floating Rate Subordinated Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest (including OID, if applicable) on the Fixed-to-Floating Rate Subordinated Notes and (for dispositions after December 31, 2018) of proceeds of sales or redemptions of the Fixed-to-Floating Rate Subordinated Notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the Fixed-to-Floating Rate Subordinated Notes.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”, and each such plan, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws or regulations (“Similar Laws”).

We, the underwriters and certain of our and their affiliates, among others, may each be considered a party in interest and a disqualified person with respect to many Plans. The acquisition, holding and/or disposition of Notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, any of the underwriters or certain of our or their affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Notes are acquired, held and/or disposed of pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase, holding or disposition of Notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the acquisition and disposition of Notes, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied with respect to transactions involving the Notes.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable.

Purchasers of Notes have exclusive responsibility for ensuring that their purchase and holding of Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any Notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement. Neither this discussion or anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential benefit plan investor or at benefit plan investors generally and such purchasers should consult and rely on their own counsel and advisors as to whether an investment in the Notes is suitable.

Representation

Any purchaser or holder of Notes or any interest therein represents by its purchase, holding and disposition of Notes that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and it is not purchasing or holding the Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement, or (2) (a) the purchase, holding and disposition of the Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws, and (b) if it is investing with assets of a Plan or a Plan Asset Entity then each purchaser of the Notes in this offering that is a Plan or a Plan Asset Entity will be deemed to represent that a fiduciary, independent of the underwriters, is acting on behalf of such Plan or Plan Asset Entity, is responsible for such Plan’s or Plan Asset Entity’s decision to acquire the Notes in this offering and that such fiduciary: (i) is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, in each case under the requirements specified in the U.S. Code of Federal Regulations, 29 C.F.R. Section 2510.3-21(c)(1)(i), as amended from time to time; (ii) in the case of the Plan that is, or a Plan Asset Entity whose assets constitute the assets of, an IRA, is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary; (iii) is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in the Notes; (iv) is a fiduciary under ERISA or the Code, or both, with respect to the decision to acquire the Notes; (v) has exercised independent judgment in evaluating whether to invest the assets of such Plan or Plan Asset Entity in the Notes; (vi) understands and has been fairly informed of the existence and the nature of the financial interests of the underwriters in connection with the Plan’s or Plan Asset Entity’s acquisition of the Notes; (vii) understands that the underwriters are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to such Plan or Plan Asset Entity, in connection with the Plan’s or the Plan Asset Entity’s acquisition of the Notes; and (viii) understands that no fee or other compensation will be paid directly to any of the underwriters by the Plan or the Plan Asset Entity, or any fiduciary, participant or beneficiary of the Plan or the Plan Asset Entity, for the provision of investment advice (as opposed to other services) in connection with the Plan’s or Plan Asset Entity’s acquisition of the Notes.

UNDERWRITING

Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of 2023 Senior Notes	Principal Amount of 2028 Senior Notes	Principal Amount of Fixed-to- Floating Rate Subordinated Notes
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
U.S. Bancorp Investments, Inc.
Total

The underwriters have agreed to purchase all of the Notes sold pursuant to the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer each series of Notes to the public at the applicable public offering price on the cover page of this prospectus supplement, and may offer each series of Notes to dealers at that price less a concession not in excess of        % of the principal amount of the 2023 Senior Notes,        % of the principal amount of the 2028 Senior Notes and        % of the principal amount of the Fixed-to-Floating Rate Subordinated Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of        % of the principal amount of the 2023 Senior Notes,        % of the principal amount of the 2028 Senior Notes and        % of the principal amount of the Fixed-to-Floating Rate Subordinated Notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per 2023 Senior Note		%
Total	$
Per 2028 Senior Note		%
Total	$
Per Fixed-to-Floating Rate Subordinated Note		%
Total	$

The expenses of the offering, not including the underwriting discount, are estimated to be $    million and are payable by us.

New Issue of Notes

Each series of the Notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

We expect to deliver the Notes against payment for the Notes on the            business day following the date of the pricing of the Notes, which we refer to as T+            . Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, investors who wish to trade Notes on the date of pricing or the next            succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+            , to specify alternative settlement arrangements to prevent a failed settlement.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of each series of Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of such series of Notes. If the underwriters create a short position in the Notes of any series in connection with the offering, i.e., if they sell more Notes of such series than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing Notes of such series in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of any series of Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, certain of the underwriters or their affiliates have agreed to provide us with the commitments under the Bridge Loan Facility and/or are lenders under our Term Loan Facility and 2017 Credit Facility and served as underwriters with respect to the offering of our Mandatory Convertible Preferred Stock. Each of these parties have received or will receive customary fees in connection therewith. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of U.S. Bank National Association, the trustee under both the senior notes indenture and the subordinated indenture.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies, which may consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments, including the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

Notice to Prospective Investors in the United Kingdom

Each representative has represented and agreed that:

1.	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA would not, if the Company was not an authorised person apply to the Company; and

2.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the Notes described herein. The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this document nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

Each representative (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each representative has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA, except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.

VALIDITY OF THE NOTES

Certain matters pertaining to the Notes will be passed upon for the Company by Jessica M. Olich, Esq. The validity of the Notes will be passed upon for the Company by Davis Polk & Wardwell LLP, New York, New York, and the validity of the Notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of TWG Holdings Limited as of and for the year ended December 31, 2017, incorporated in this prospectus supplement by reference to the Current Report on Form 8-K filed with the SEC on March 6, 2018, have been so incorporated in reliance on the report of Ernst & Young LLP, independent auditors given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

ASSURANT, INC.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Units

We may offer these securities or a combination of these securities from time to time on terms to be determined at the time of the offering. We may sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continued or delayed basis. We will provide the specific terms of the securities and describe the manner in which they may be offered in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our shares of common stock are listed on the New York Stock Exchange under the trading symbol “AIZ”.

This prospectus and any applicable prospectus supplement may be used in the initial sale of the securities or in resales by selling securityholders. In addition, Assurant, Inc. or any of its affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

You should consider carefully the risk factors beginning on page 4 of this prospectus and included in our reports filed with the Securities and Exchange Commission and in any applicable prospectus supplement before purchasing any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer and the manner in which they may be offered. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, that will describe the specific terms of the offering and the specific manner in which the securities will be offered. We and any underwriter or agent that we may from time to time retain may also provide you with other information relating to the offering, which we refer to as “other offering material”. The prospectus supplement, pricing supplement and any other offering material may add to, update or change the information contained in this prospectus. Throughout this prospectus, where we indicate that material may be supplemented in a prospectus supplement, that information may also be supplemented in other offering material provided to you. If there is any inconsistency between the information in this prospectus and any prospectus supplement or other offering material, you should rely on the information in the prospectus supplement or other offering material. Please carefully read this prospectus, the prospectus supplement, the pricing supplement and any other offering material together with the information contained in the documents we refer to under the heading “Where You Can Find More Information”.

We are responsible for the information contained in or incorporated by reference in this prospectus, the applicable prospectus supplement and any pricing supplement or other offering material, if any, provided by us or any underwriter or agent that we may from time to time retain. We have not authorized anyone to provide you with different information and we take no responsibility for any other information that others may give you. You should assume that the information appearing in or incorporated by reference into this prospectus, any prospectus supplement and any pricing supplement or other offering material is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates. Neither we nor any underwriters or agent whom we may from time to time retain is making or will make an offer of the securities in any jurisdiction where the offer or sale is not permitted.

i

FORWARD-LOOKING INFORMATION

Some of the statements included in this prospectus and the documents incorporated by reference in this prospectus, particularly those anticipating future financial performance, business prospectus, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “may,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately” or the negative versions of those words and terms with a similar meaning. Any forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those indicated in this prospectus and the documents incorporated by reference in this prospectus. We believe that these factors include but are not limited to those described under the subsections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly report on Form 10-Q. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and the documents incorporated by reference in this prospectus. We undertake no obligation to update any forward-looking statements in this prospectus as a result of new information or future events or developments.

The following factors could cause our actual results to differ materially from those currently estimated by management:

•	the successful completion of the pending transaction with The Warranty Group and the effective integration of its operations;

•	the impact of recently enacted tax reform legislation in the U.S.;

•	the loss of significant client relationships or business, distribution sources and contracts;

•	the impact of general economic, financial market and political conditions;

•	the adequacy of reserves established for future claims;

•	the impact of catastrophic losses, including human-made catastrophic losses;

•	a decline in our credit or financial strength ratings;

•	risks related to our international operations, including fluctuations in exchange rates;

•	an impairment of the Company’s goodwill or other intangible assets resulting from a sustained significant decline in the Company’s stock price, a decline in actual or expected future cash flows or income, a significant adverse change in the business climate or slower growth rate, among other circumstances;

•	a failure to effectively maintain and modernize our information technology systems;

•	the Company’s vulnerability to system security threats, data protection breaches, cyber attacks and data breaches compromising client information and privacy;

•	significant competitive pressures in our businesses or changes in customer preferences;

•	the failure to find and integrate suitable acquisitions and new ventures;

•	a decline in the sales of our products and services resulting from an inability to develop and maintain distribution sources or attract and retain sales representatives;

•	a decline in the value of our investment portfolio;

ii

•	the failure to successfully manage outsourcing activities, such as functions in our mortgage solution business and call center services;

•	a decline in the value of mobile devices in our inventory or those that are subject to guaranteed buyback provisions;

•	the unavailability or inadequacy of reinsurance coverage;

•	the insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

•	the credit risk of some of our agents that we are exposed to due to the structure of our commission program;

•	the inability of our subsidiaries to pay sufficient dividends to the holding company;

•	the failure to attract and retain key personnel and to provide for succession of senior management and key executives;

•	the extensive regulations we are subject to could increase our costs; restrict the conduct of our business and limit our growth; and

•	the impact of unfavorable outcomes in potential litigation and/or potential regulatory investigations.

For a more detailed discussion of the risks that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, as filed with the SEC.

iii

ABOUT ASSURANT, INC.

Assurant is a global provider of risk management solutions in the housing and lifestyle markets in North America, Latin America, Europe and Asia. As used in this prospectus, unless we state otherwise or the context indicates otherwise, “Assurant,” the “Company,” “ we,” “our” and similar terms mean Assurant, Inc., and its subsidiaries.

We currently are comprised of three operating segments: Global Housing, Global Lifestyle, and Global Preneed. We partner with clients who are leaders in their industries to provide consumers a diverse range of protection products and services. Through our Global Housing segment, we provide lender-placed homeowners, manufactured housing and flood insurance; renters insurance and related products (also referred to as our “multi-family housing” business); and field services, valuation services and other property risk management services (also referred to as our “mortgage solutions” business). Through our Global Lifestyle segment, we provide mobile device protection products and related services and extended service products and related services for consumer electronics and appliances (also referred to as our “global connected living” business); vehicle protection services; and credit insurance. Global Preneed provides pre-funded funeral insurance and annuity products.

Assurant’s vision is to be the premier provider of risk management solutions in our addressable markets within the housing and lifestyle markets globally. To achieve this vision, we are focused on maintaining an attractive portfolio of market-leading businesses in the housing and lifestyle markets with integrated risk offerings to drive distinct competitive advantage and attractive economics within a more efficient operating structure. We recently underwent a multi-year transformation including the implementation of a more agile operating model, reorganizing our global business operating structure to increase competitive agility and deliver superior customer experience as well as centralizing key support functions to benefit from economies of scale. We expect to profitably grow over time by investing in niche capabilities, further expanding our offerings beyond our risk-based businesses to fee-based services along the lifecycle of our core products and diversifying our distribution channels. In addition, we look to deploy capital strategically – both to invest in our businesses and return capital to shareholders via share repurchase and dividends.

Assurant, Inc. was incorporated in Delaware in 2004. Our predecessor, Fortis, Inc., was incorporated in Nevada in April 1969. Fortis, Inc. was merged with and into Assurant, Inc. in February 2004. Our principal executive offices are located at 28 Liberty Street, 41st Floor, New York, New York 10005. Our telephone number is (212) 859-7000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and on our website at http://www.assurant.com.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and its exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and until all of the offered securities are sold other than the information that is deemed to be furnished and not filed in accordance with SEC rules. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	our Current Reports on Form 8-K filed with the SEC on January 17, 2017, May 12, 2017, May 15, 2017, August 7, 2017, August 15, 2017, October 18, 2017 (only with respect to Items 1.01 and 9.01 and Exhibits 2.1, 4.1, 4.2, 10.1 and 10.2 thereto), December 21, 2017 and January 9, 2018 (only with respect to Items 1.01, 3.02 and 9.01 and Exhibits 2.1, 4.1, 4.2 and 10.1 thereto);

•	our definitive proxy statement filed on March 24, 2017 pursuant to Section 14 of the Exchange Act; and

•	the description of our common stock contained in the section captioned “Description of Share Capital” in our prospectus included in the registration statement on Form S-1 (Registration No. 333-121820) originally filed with the SEC on January 3, 2005 and amended on January 10, 2005.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or calling:

Assurant, Inc.

28 Liberty Street

41st Floor

New York, New York 10005

Attn: Investor Relations

(212) 859-7000

We are responsible for the information contained or incorporated by reference in this prospectus and the prospectus supplement and any pricing supplement or other offering material. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement, pricing supplement or other offering material. We have not authorized anyone to provide you with different information and we take no responsibility for any other information that others may give you. Neither we nor any underwriters or agents whom we may from time to time retain is making or will make an offer of the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, the prospectus supplement, any pricing supplement and any other offering material is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. In particular, you should consider the risk factors set forth in our most recent Annual Report on Form 10-K filed with the SEC, in each case as those risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale or resale of the securities referenced in this prospectus for (a) general corporate purposes, which may include, among other things, working capital, contributions of capital to our insurance underwriting and other subsidiaries, capital expenditures, the repurchase of shares of common stock, the repayment of short-term borrowings or other debt or acquisitions, or (b) any other purpose disclosed in the applicable prospectus supplement.

RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

The following table presents our historical ratio of consolidated earnings to fixed charges for the nine-month period ended September 30, 2017 and for each of the years in the five-year period ended December 31, 2016.

	Nine months ended September 30,	Year ended December 31,
	2017	2016	2015	2014	2013	2012
Historical ratio of consolidated earnings to fixed charges	7.83	13.76	4.06	11.86	10.10	11.79

Earnings represent:

•	Income from operations before income taxes

plus

•	Fixed charges

Fixed charges include:

•	Interest expense

•	Amortization of discounts related to indebtedness

•	The proportion of rental expense deemed representative of the interest factor by the management of Assurant.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

References to “Assurant,” the “Company,” “ us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. Owners of beneficial interests in the debt securities should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

Debt Securities May Be Senior or Subordinated

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets or the property or assets of our subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities and, in the case of senior debt securities in bearer form, any related interest coupons, will be issued under our senior debt indentures described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities and, in the case of subordinated debt securities in bearer form, any related interest coupons, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior indebtedness,” as defined in the subordinated debt indenture. Neither indenture limits our ability to incur additional unsecured indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities issued under the indentures (as defined below).

The Senior and Subordinated Debt Indentures

The senior debt securities are governed by documents called the “senior debt indentures” (the Senior Debt Indenture dated as of February 18, 2004 between us and U.S. Bank National Association, as successor to SunTrust Bank, as trustee, which we refer to as the “2004 senior debt indenture”, and the Indenture, dated as of March 28, 2013, between us and U.S. Bank National Association, as trustee, which we refer to as the “2013 senior debt indenture”), and the subordinated debt securities are governed by the “subordinated debt indenture” (the Indenture, to be dated as of a date on or prior to the initial issuance of subordinated debt securities under such Indenture, between us and U.S. Bank National Association, as trustee, and together with the senior debt indentures, the “indentures”). A number of provisions of our three indentures are identical; however, the provisions relating to subordination are included only in the subordinated debt indenture and certain provisions described below under “—Notices”, “—Modification and Waiver of the Debt Securities”, “—Reports”, “—Restrictive Covenants” and “—Events of Default” vary substantially among the indentures.

Reference to the indenture or the trustee with respect to any debt securities, means the indenture under which those debt securities are issued and the trustee under that indenture. See “––Our Relationship with the Trustee”.

The trustee has two main roles:

1. The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the indentures or the debt securities. There are some limitations on the extent to which the trustee acts on behalf of holders, described below under “—Events of Default —Remedies If an Event of Default Occurs”.

2. The trustee performs administrative duties for us, such as sending interest payments and notices to holders, and transferring a holder’s debt securities to a new buyer if a holder sells.

The indentures and their associated documents contain the full legal text of the matters described in this section. The indentures and the debt securities are governed by New York law. A copy of each indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

We may issue as many distinct series of debt securities under any of the indentures as we wish. The provisions of the senior debt indentures and the subordinated debt indenture allow us not only to issue debt securities with terms different from those previously issued under the applicable indenture, but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you. In addition we may offer debt securities, together with other debt securities, warrants, stock purchase contracts, preferred stock or common stock in the form of units, as described below under “Description of Units We May Offer”.

This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences from the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. In this summary, we describe the meaning of only some of the more important terms. For your convenience, we also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description in the prospectus supplement of the particular terms of the series of debt securities you are offered. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

Under the 2013 senior debt indenture and the subordinated debt indenture (but not the 2004 senior debt indenture), we may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. (Section 101 of the 2013 senior debt indenture and the subordinated debt indenture) The prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe the risks and certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and, if applicable, a pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum, at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of, premium, if any, and interest on the debt securities is payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of the issuer or the holder;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock or other of our securities or the debt or equity securities of third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities or the debt or equity securities of third parties issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $1,000 and any integral multiples thereof, the denominations in which the series of debt securities will be issuable;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities;

•	if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our election or that of a holder, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, or interest on the series of debt securities;

•	the applicability of the provisions described under “––Restrictive Covenants” and “—Defeasance” below;

•	any event of default under the series of debt securities if different from those described under “—Events of Default” below;

•	if the debt securities will be issued in bearer form, any special provisions relating to bearer securities that are not addressed in this prospectus;

•	if the series of debt securities will be issuable only in the form of a global security, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities.

In addition to the items above, the prospectus supplement relating to a series of debt securities issued under the 2004 senior debt indenture will also describe the following terms of the series:

•	the provisions of the indenture, if any, that shall not apply to the series of debt securities;

•	the right, if any, to defer payment of interest on the debt securities and the maximum length of any deferral period; and

•	whether the Company shall enter into an exchange and registration rights agreement with respect to the debt securities.

An investment in debt securities may involve special risks, including risks associated with indexed securities and currency-related risks if the debt security is linked to an index or is payable in or otherwise linked to a non-U.S. dollar currency. We will describe these risks in the prospectus supplement relating to specific debt securities.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how holders transfer ownership and where we make payments;

•	Holders’ rights in several Special Situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	Subordination Provisions in the subordinated debt indenture that may prohibit us from making payment on those securities;

•	Our right to release ourselves from all or some of our obligations under the debt securities and the indenture by a process called Defeasance; and

•	Holders’ rights if we Default or experience other financial difficulties.

Additional Mechanics

Form, Exchange and Transfer

Unless we specify otherwise in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000 (Section 302 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.2 of the 2004 senior debt indenture)

If a debt security is issued as a registered global debt security, only the depositary—e.g., DTC, Euroclear and Clearstream, each as defined below under “Legal Ownership and Book-Entry Issuance”—will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security. Those who own beneficial interests in a global security do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry procedures below under “Legal Ownership and Book-Entry Issuance”.

Holders may have their debt securities broken into more debt securities of smaller denominations of not less than $1,000 or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.5 of the 2004 senior debt indenture) This is called an exchange.

Holders may exchange or transfer debt securities at the office of the trustee. They may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform this service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. (Section 305 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.5 of the 2004 senior debt indenture) The trustee’s agent may require an indemnity against any loss, liability or expense incurred without negligence or bad faith on its part arising out of or in connection with the acceptance or administration of the trust or trusts before replacing any debt securities.

Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002 of the 2013 senior debt indenture and the subordinated debt indenture, Section 10.2 of the 2004 senior debt indenture)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.5 of the 2004 senior debt indenture)

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the prospectus supplement.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and will be stated in the prospectus supplement. (Section 307 of the 2013 senior debt indenture and the subordinated debt indenture, Section 3.10 of the 2004 senior debt indenture) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the securities to pro-rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in the Borough of Manhattan, the City of New York. That office is currently located at U.S. Bank National Association, ATTN: Global Corporate Trust Services, 100 Wall Street, 16th Floor, New York, New York 10005. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify holders of changes in the paying agents for any particular series of debt securities. (Section 1002 of the 2013 senior debt indenture and the subordinated debt indenture, Section 10.2 of the 2004 senior debt indenture)

Notices

We and the trustee will send notices regarding the debt securities only to holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106 of the 2013 senior debt indenture and the subordinated debt indenture, Sections 1.1 and 1.6 of the 2004 senior debt indenture) With respect to who is a legal “holder” for this purpose, see “Legal Ownership and Book-Entry Issuance”.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders, in the case of the 2013 senior debt indenture and the subordinated debt indenture, or at the end of three years after the amount is due to holders in the case of the 2004 senior debt indenture, will be repaid to us. After that two- or three-year period, holders may look only to us for payment and not to the trustee or any other paying agent. (Section 1003 of the 2013 senior debt indenture and the subordinated debt indenture, Section 10.5 of the 2004 senior debt indenture)

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another company or firm, or to buy or lease substantially all of the assets of another company or firm. However, we may not take any of these actions unless the following conditions, among others, are met:

•	If we merge with or into another company or firm or sell or lease substantially all our assets to another company or firm, the other company or firm must be a corporation, partnership or trust organized under the laws of a State of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities.

•	The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded.

•	It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to certain liens or other preferential rights in that property over other lenders, including the holders of the senior debt securities. We have promised in our senior debt indentures to limit these preferential rights on voting stock of any Restricted Subsidiary (as defined in the 2013 senior debt indenture) or Principal Subsidiary (as defined in the 2004 senior debt indenture) as discussed under “—Restrictive Covenants—Limitation on Liens on Stock of Restricted and Principal Subsidiaries and on Issuance or Disposition of Stock of Restricted and Principal Subsidiaries”. If a merger or other transaction would create any liens on the voting stock of our Restricted Subsidiaries (as defined in the 2013 senior debt indenture) or Principal Subsidiaries (as defined in the 2004 senior debt indenture), as applicable, we must comply with that restrictive covenant. Either the liens will be permitted under the covenant, or we would be required to grant an equivalent or higher-ranking lien on the same voting stock to the holders of the senior debt securities.

Modification and Waiver of the Debt Securities

There are four types of changes we can make to the indenture and the debt securities issued under that indenture.

Changes Requiring Approval of All Holders. First, there are changes that cannot be made to the indenture or the debt securities without specific approval of each holder of a debt security affected in any material respect by the change under a particular debt indenture. Affected debt securities may be all or less than all of the debt securities issued under that debt indenture or all or less than all of the debt securities of a series.

Following is a list of those types of changes under the 2004 senior debt indenture:

•	changing the fixed maturity;

•	reducing the principal amount;

•	reducing the rate of or changing the time of payment of interest, reducing any premium payable upon the redemption or changing the time at which the debt security may be redeemed or purchased;

•	reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment, supplement or waiver;

•	waiving a default or event of default in the payment of principal of or interest or additional interest, if any, on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of a series of debt securities and a waiver of the payment default that resulted from such acceleration);

•	making any debt security payable in money other than that stated in the indenture and the debt securities;

•	making any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of or interest or additional interest, if any, on the debt securities;

•	making any change to the abilities of holders of debt securities to enforce their rights under the indenture or the provisions of the clauses above; or

•	except as permitted under the 2004 senior debt indenture, increasing the conversion price with regard to any series of debt securities or modifying any provision of the 2004 senior debt indenture relating to conversion of any debt securities in a manner adverse to the holders thereof. (Section 9.2)

Following is a list of those types of changes under the 2013 senior debt indenture and the subordinated debt indenture:

•	changing the stated maturity of the principal, any installment of principal or interest on a debt security, or reducing the principal amount or the rate of interest or any premium payable upon the redemption;

•	reducing any amounts due on a debt security;

•	reducing the amount of principal payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount debt security) following a default;

•	changing the place or currency of payment on a debt security;

•	impairing a holder’s right to sue for payment;

•	impairing any right that a holder of a debt security may have to exchange or convert the debt security for or into other property;

•	reducing the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reducing the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	modifying any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning not less than a majority of the principal amount of the particular series affected or, if so provided and to the extent permitted by the Trust Indenture Act, of particular debt securities affected thereby. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 902 of the 2013 senior debt indenture and the subordinated debt indenture, Section 9.2 of the 2004 senior debt indenture) We may also obtain a waiver of a past default from the holders of debt securities owning a majority of the principal amount of the particular series affected. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described above under “—Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver. (Section 513 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.13 of the 2004 senior debt indenture)

Changes Not Requiring Approval. The third type of change to the indenture and the debt securities does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 901 of the 2013 senior debt indenture and the subordinated debt indenture, Section 9.1 of the 2004 senior debt indenture)

We may also make changes or obtain waivers that do not adversely affect in any material respect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Modification of Subordination Provisions. We may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect in any material respect the outstanding subordinated debt securities without the consent of the holders of a majority of the principal amount of the particular series affected or, if so provided and to the extent permitted by the Trust Indenture Act, of particular subordinated debt securities affected thereby. Also, we may not modify the subordination provisions of any outstanding subordinated debt securities without the consent of each holder of our senior indebtedness that would be adversely affected thereby. The term “senior indebtedness” is defined below under “—Subordination Provisions”.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have given a notice of redemption and deposited or set aside in trust for the holders money for the payment or redemption of the debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “—Defeasance—Full Defeasance”. (Section 1302 of the 2013 senior debt indenture and the subordinated debt indenture, Section 4.2 of the 2004 senior debt indenture)

Under the 2013 senior debt indenture and the subordinated debt indenture, we will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. (Section 104 of the 2013 senior debt indenture and the subordinated debt indenture)

Under the 2004 senior debt indenture, the Company may set a day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture that is not more than 90 days prior to the date of such vote or other action. (Section 3.10 of the 2004 senior debt indenture)

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Reports

The 2004 senior debt indenture provides that any documents or reports that we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 30 days after we have filed those documents or reports with the SEC.

The 2013 senior debt indenture and the subordinated debt indenture provide that any documents or reports that we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after we have filed those documents or reports with the SEC (the “Filing Obligation”). Under the Trust Indenture Act, we may have a separate obligation to file with the trustee documents or reports that we are required to file with the SEC. Under the 2013 senior debt indenture and the subordinated debt indenture (but not under the 2004 senior debt indenture), our failure to comply with the requirements of Section 314(a) of the Trust Indenture Act or our Filing Obligation or to file a report with the SEC as contemplated in the indenture or otherwise will not constitute an event of default under the 2013 senior debt indenture or the subordinated debt indenture. Accordingly, acceleration of our obligations under the debt securities will not be a remedy for our failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action for damages.

Restrictive Covenants

General

We have made certain promises in each indenture called covenants where, among other things, we promise to maintain our corporate existence and all licenses and material permits necessary for our business. In addition, in the senior debt indentures, but not in the subordinated debt indenture, we have made the promises described below.

Limitation on Liens on Stock of Restricted and Principal Subsidiaries and on Issuance or Disposition of Stock of Restricted and Principal Subsidiaries

The 2013 senior debt indenture provides that we will not, nor will we permit any Restricted Subsidiary to, directly or indirectly, issue, assume, incur or guarantee any indebtedness for borrowed money (which we refer to in this prospectus as “Debt”) secured by a mortgage, security interest, pledge, lien or other encumbrance upon any shares of stock of any Restricted Subsidiary without effectively providing that the senior debt securities (together with, if we shall so determine, any other indebtedness of or guarantee by us ranking equally with the senior debt securities and then existing or thereafter created) will be secured equally and ratably with that Debt. (Section 1006 of the 2013 senior debt indenture)

For purposes of the 2013 senior debt indenture, “Restricted Subsidiary” means each of Interfinancial Inc., Union Security Insurance Company and American Security Insurance Company so long as each remains a subsidiary, as well as any successor to all or a principal part of the business of that subsidiary and any other subsidiary which our board of directors designates as a Restricted Subsidiary. (Section 101 of the 2013 senior debt indenture)

The 2004 senior debt indenture provides that we will not, nor will we permit any of our Principal Subsidiaries to, directly or indirectly, create, issue, assume, incur, guarantee or permit to exist any Indebtedness that is secured by a mortgage, pledge, lien, security interest or other encumbrance on any of the common stock of a Principal Subsidiary owned by us or by any of our Principal Subsidiaries, unless our obligations under the debt securities and, if we so elect, any other of our Indebtedness ranking on a parity with, or prior to, the debt securities, shall be secured equally and ratably with, or prior to, such secured Indebtedness so long as it is outstanding and is so secured. (Section 10.3 of the 2004 senior debt indenture)

For the purposes of the 2004 senior debt indenture, “Indebtedness” is defined as the principal of and interest due on indebtedness of a Person, whether outstanding on the original date of issuance of the debt securities or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, (i) “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof and (ii) “indebtedness for money borrowed” means (1) any obligation of, or any obligation guaranteed by, such Person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (2) any obligation of, or any such obligation guaranteed by, such Person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that (x) the deferred purchase price of any business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created and (y) trade accounts payable and accrued liabilities arising in the ordinary course of business shall not be considered Indebtedness) and (3) any obligations of such Person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such Person is a party. (Section 1.1 of the 2004 senior debt indenture)

Furthermore, for the purposes of the 2004 senior debt indenture, “Principal Subsidiary” means a consolidated subsidiary of Assurant that, as of the time of the determination of whether such consolidated subsidiary is a “Principal Subsidiary,” accounted, in each case, for 10% or more of the total assets of Assurant and its consolidated subsidiaries, as set forth in the most recent balance sheet filed by Assurant with the SEC. (Section 1.1 of the 2004 senior debt indenture)

We will not, nor will we permit any Restricted Subsidiary (under the 2013 senior debt indenture) or Principal Subsidiary (under the 2004 senior debt indenture) to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any capital stock, other than nonvoting preferred stock, of any Restricted Subsidiary or Principal Subsidiary, as applicable, except for:

•	the purpose of qualifying directors;

•	sales or other dispositions to us or one or more Restricted Subsidiaries (under the 2013 senior debt indenture) or Principal Subsidiaries (under the 2004 senior debt indenture);

•	the disposition of all or any part of the capital stock of any Restricted Subsidiary (under the 2013 senior debt indenture) or Principal Subsidiary (under the 2004 senior debt indenture) for consideration which is at least equal to the fair value of that capital stock as determined by our board of directors acting in good faith; or

•	an issuance, sale, assignment, transfer or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at our request or the request of any Restricted Subsidiary (under the 2013 senior debt indenture) or Principal Subsidiary (under the 2004 senior debt indenture). (Section 1006 of the 2013 senior debt indenture and Section 10.4 of the 2004 senior debt indenture)

For the purposes of the senior debt indentures, “capital stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in corporate stock. (Section 101 of the 2013 senior debt indenture and the subordinated debt indenture, Section 1.1 of the 2004 senior debt indenture)

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indentures.

The subordinated debt indenture defines “senior indebtedness” as all indebtedness and obligations of, or guaranteed or assumed by, us for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing now or in the future and all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind. Senior debt excludes the subordinated debt securities and any other indebtedness or obligations that would otherwise constitute indebtedness if it is specifically designated as being subordinate in right of payment or equal in rank and right of payment to the subordinated debt securities.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior indebtedness beyond any applicable grace period, (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceases to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

The subordinated debt indenture allows the holders of senior indebtedness to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to each series of debt securities that is denominated in U.S. dollars and has a fixed rate of interest and will apply to other series of debt securities if we so specify in the prospectus supplement. (Section 1301 of the 2013 senior debt indenture and the subordinated debt indenture, Section 4.1 of the 2004 senior debt indenture)

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following other arrangements for holders to be repaid:

•	We must deposit in trust for the benefit of all holders of the debt securities a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates as certified by a nationally recognized firm of independent public accountants.

•	There must be a change in current U.S. federal tax law or a U.S. Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the obligations pursuant to the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

•	We must deliver to the trustee a legal opinion of counsel confirming the tax law change described above. (Sections 1302 and 1304 of the 2013 senior debt indenture and the subordinated debt indenture, Sections 4.2 and 4.4 of the 2004 senior debt indenture)

•	In the case of the subordinated debt securities, the following requirements must also be met:

•	No event or condition may exist that, under the provisions described under “—Subordination Provisions” above, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•	We must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of direct holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the direct holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

If we ever did accomplish full defeasance, as described above, a holder would have to rely solely on the trust deposit for repayment on the debt securities. In addition, in the case of subordinated debt securities, the provisions described above under “—Subordination Provisions” would not apply. A holder could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from the restrictive covenants under the debt securities that are described above under “—Restrictive Covenants” and that may be described in the prospectus supplement. This is called covenant defeasance. In that event, the holder would lose the protection of these covenants but would gain the protection of having money and U.S. government or U.S. government agency notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for the benefit of all holders of the debt securities a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government sponsored-entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates as certified by a nationally recognized firm of independent public accountants; and

•	We must deliver to the trustee a legal opinion of counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, certain provisions of the indenture and the debt securities would no longer apply:

•	Covenants applicable to the series of debt securities that are described above under “—Restrictive Covenants” and described in the prospectus supplement.

•	Any events of default relating to breach of those covenants.

In addition, in the case of subordinated securities, the provisions described above under “—Subordination Provisions” will not apply if we accomplish covenant defeasance.

If we accomplish covenant defeasance, a holder can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. (Sections 1303 and 1304 of the 2013 senior debt indenture and the subordinated debt indenture, Sections 4.3 and 4.4 of the 2004 senior debt indenture)

Events of Default

A holder will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is An Event of Default? The term “Event of Default” means any of the following:

•	We do not pay the principal of or any premium on a debt security on its due date;

•	We do not pay interest on a debt security within 30 days of its due date;

•	We do not deposit money in a separate account, known as a sinking fund, on its due date, if we agree to maintain any sinking fund;

•	We remain in breach of the restrictive covenant described above under “—Restrictive Covenants—Limitation on Liens on Stock of Restricted and Principal Subsidiaries and on Issuance or Disposition of Stock of Restricted and Principal Subsidiaries” or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach; provided that under the 2013 senior debt indenture and the subordinated indenture our failure to comply with the requirements of Section 314(a) of the Trust Indenture Act or our Filing Obligation, as defined above, or to file a report with the SEC as contemplated in the indenture or otherwise will not constitute an event of default. The notice must be sent by either the trustee or holders of at least 10% of the principal amount of debt securities of the affected series under the 2013 senior debt indenture or the subordinated debt indenture or 25% of the principal amount of debt securities of the affected series under the 2004 senior debt indenture.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur;

•	Under the 2004 senior debt indenture, a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of us or any of our subsidiaries (other than Indebtedness owed to us or one of our subsidiaries) where such Indebtedness exists as of the date of the 2004 senior debt indenture, or is created after the date of the 2004 senior debt indenture, if such default (i) is caused by a failure to pay principal of or interest on such Indebtedness after final maturity prior to the expiration of the grace period provided by such Indebtedness on the date of such default; or (ii) results in the acceleration of such Indebtedness prior to its express maturity; and, in the case of clause (i) and (ii), the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates to $50 million or more and such acceleration is not rescinded or annulled within 30 days of notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series; or

•	Any other event of default described in the prospectus supplement occurs. (Section 501 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.1 of the 2004 senior debt indenture)

Remedies If an Event of Default Occurs. If you are the holder of a subordinated debt security, all remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions”. If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series. (Section 502 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.2 of the 2004 senior debt indenture) If we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, then the principal amount of all the securities of that series (or, if any securities of that series are original issue discount securities, such portion of the principal amount of such securities as may be specified by the terms thereof) shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.

You should read carefully the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has the special duties described above, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability called an indemnity. (Section 603 of the 2013 senior debt indenture and the subordinated debt indenture, Section 6.3 of the 2004 senior debt indenture) If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the indenture;

•	the trustee may take any other action deemed proper by it that is not inconsistent with directions from the holders of the debt securities of the affected series; and

•	under the 2004 senior debt indenture, unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders of the debt securities of the affected series not involved in the proceeding. (Section 512 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.12 of the 2004 senior debt indenture)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	The holder of the debt security must give the trustee written notice that an event of default has occurred and remains uncured;

•	The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and they must offer reasonable indemnity to the trustee against the costs, expenses and liabilities of taking that action;

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	No direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding securities of that series. (Section 507 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.7 of the 2004 senior debt indenture)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508 of the 2013 senior debt indenture and the subordinated debt indenture, Section 5.8 of the 2004 senior debt indenture)

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will give to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default. (Section 1004 of the 2013 senior debt indenture and the subordinated debt indenture, Section 10.6 of the 2004 senior debt indenture)

Governing Law

The indentures are, and the debt securities will be, governed by and construed in accordance with the laws of the State of New York.

Our Relationship with the Trustee

U.S. Bank National Association is one of our lenders and from time to time provides other banking customary services to us and our subsidiaries.

U.S. Bank National Association is initially serving as the trustee for our senior debt securities issued under the 2004 senior debt indenture and the 2013 senior debt indenture, and subordinated debt securities issued under the subordinated debt indenture. If an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee must eliminate the conflict or may be required to resign under one or more of the indentures and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

The recitals contained in this prospectus and in the debt securities shall be taken as statements of the Company and the trustee assumes no responsibility for their correctness. U.S. Bank National Association makes no representations or warranties regarding the debt securities or the adequacy or accuracy of this prospectus.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

References to “Assurant,” the “Company,” “us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own shares of common stock registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. Owners of beneficial interests in shares of common stock should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

The certificate of incorporation of Assurant, Inc. authorizes 800,000,000 shares of common stock, par value $0.01 per share. The following summary of the terms and provisions of our capital stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part, and applicable law. See “Where You Can Find More Information” for information about where you can obtain a copy of these documents.

General. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully-paid and nonassessable. As of January 16, 2018, we had 52,432,603 shares of common stock outstanding.

Dividends. Subject to any preferential rights of any outstanding series of preferred stock that our board of directors may create from time to time, including the Series C Preferred Stock, the holders of our common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor.

Voting Rights. Each share of common stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of the shares of our common stock will possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority of the votes cast, subject to state law and any voting rights granted to any of the holders of preferred stock.

Preemptive Rights. The holders of common stock do not have any preemptive rights. There are no subscription, redemption, conversion or sinking fund provisions with respect to the common stock.

Liquidation Rights. Upon dissolution, liquidation or winding-up of Assurant, subject to the rights of holders of any preferred stock outstanding or any other class or series of stock having preferential rights, the holders of shares of common stock will be entitled to receive our assets available for distribution proportionate to their pro rata ownership of the outstanding shares of common stock.

Anti-takeover Effects of Certain Provisions of the Certificate of Incorporation, By-Laws and Delaware General Corporation Law

The provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws summarized below may have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in control or management of our Company.

Certificate of Incorporation and By-Laws

Our certificate of incorporation, which provides for the issuance of preferred stock, may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of shares of common stock. Further, our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by a consent in writing. Special meetings of our stockholders may be called only by our Chief Executive Officer or by our board of directors pursuant to a resolution approved by the board of directors. In addition, our by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. These provisions may have the effect of delaying, deferring or preventing a change in control.

Issuance of Preferred Stock. Our board of directors has the authority, without further action of our stockholders, to issue up to 200,000,000 shares of preferred stock, par value $1.00 per share, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof. The issuance of preferred stock on various terms could adversely affect the holders of common stock. The potential issuance of preferred stock may discourage bids for shares of our common stock at a premium over the market price of our common stock, may adversely affect the market price of shares of our common stock and may discourage, delay or prevent a change of control of Assurant.

The anti-takeover and other provisions of our certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which we refer to as “Section 203”. In general, Section 203 prevents a person who owns 15% or more of our outstanding voting stock, an “interested stockholder,” from engaging in some business combinations, as described below, with us for three years following the time that that person becomes an interested stockholder unless one of the following occurs:

•	the board of directors either approves the business combination or the transaction in which the person became an interested stockholder before that person became an interested stockholder;

•	upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by:

•	directors who are also officers of our Company; and

•	employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time that the transaction in which the person became an interested stockholder, the business combination is:

•	approved by the board of directors; and

•	authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, the term “business combinations” includes mergers, consolidations, asset sales or other transactions that result in a financial benefit to the interested stockholder and transactions that would increase the interested stockholder’s proportionate share ownership of our Company.

Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with us for a period of three years after the stockholder becomes an interested stockholder. Although our stockholders have the right to exclude us from the restrictions imposed by Section 203, they have not done so. Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors, because the requirement stated above regarding stockholder approval would be avoided if a majority of the directors approves, prior to the time the party became an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “AIZ”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, P.O. Box 505000, Louisville, KY 40233.

DESCRIPTION OF PREFERRED STOCK AND

DEPOSITARY SHARES REPRESENTING PREFERRED STOCK WE MAY OFFER

References to “Assurant,” the “Company,” “us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own shares of preferred stock or depositary shares, as the case may be, registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. Owners of beneficial interests in shares of preferred stock or depositary shares should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

General

We may issue preferred stock in one or more series. We may also “reopen” a previously issued series of preferred stock and issue additional preferred stock of that series. In addition, we may issue preferred stock together with other preferred stock, debt securities, warrants, stock purchase contracts and common stock in the form of units as described below under “Description of Units We May Offer”. This section summarizes terms of the preferred stock that apply generally to all series. The description of most of the financial and other specific terms of your series will be in your prospectus supplement. Those terms may vary from the terms described here.

Because this section is a summary, it does not describe every aspect of the preferred stock and any related depositary shares. As you read this section, please remember that the specific terms of your series of preferred stock and any related depositary shares as described in your prospectus supplement will supplement and, if applicable, modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred stock or any related depositary shares.

Reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under a certificate of designations filed as part of our amended and restated certificate of incorporation. Reference to your prospectus supplement means the prospectus supplement describing the specific terms of the preferred stock and any related depositary shares you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Authorized and Outstanding Preferred Stock

Our board of directors has the authority, without further action of our stockholders, to issue up to 200,000,000 shares of preferred stock, par value $1.00 per share, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, which may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designations of the series.

At January 16, 2018, no shares of our preferred stock were outstanding.

Holders of the Series C Preferred Stock are entitled to receive dividends at the rate of 4.5% per share per annum multiplied by the $1,000 per share liquidation price. All dividends are payable in arrears on a quarterly basis. Any dividend that is not paid on a specified dividend payment date with respect to a share of such Preferred Stock shall be deemed added to the liquidation price of such share for purposes of computing the future dividends on such share, until such delinquent dividend has been paid.

Holders of the Series C Preferred Stock may elect to have any or all of their shares redeemed by the Company any time after April 1, 2022, and the Company must redeem all shares of the Series C Preferred Stock no later than July 1, 2027. The Company also has the right and the obligation to redeem the Series C Preferred Stock upon the occurrence of certain specified events. The redemption price in all cases shall equal the $1,000 per share liquidation price plus all accumulated and unpaid dividends. The Company is not required to establish any sinking fund or similar funds with respect to such redemptions.

None of the shares of Series C Preferred Stock are convertible into common stock or any other equity security of the Company. However, holders of the Series C Preferred Stock are entitled to one vote per share owned of record on all matters voted upon by the Company stockholders, voting with the holders of common stock as a single class, and not as a separate class or classes. The shares of Series C Preferred Stock are subject to certain restrictions on transferability, and the Company has the right of first refusal to acquire the shares if any holder thereof desires to make a transfer not otherwise permitted by the terms thereof.

In addition, as we described below under “—Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares”, we may, at our option, instead of offering whole individual shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share or some multiple of shares of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share or multiple of shares of preferred stock which each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

The rights of holders of preferred stock may be adversely affected by the rights of holders of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing for acquisitions and issuances to officers, directors and employees under their respective benefit plans. Our issuance of shares of preferred stock may have the effect of discouraging or making an acquisition more difficult.

Preferred stock will be fully paid and nonassessable when issued, which means that our holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Unless otherwise provided in your prospectus supplement, holders of preferred stock will not have preemptive or subscription rights to acquire more stock of Assurant.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to that series.

Form of Preferred Stock

We may issue preferred stock in book-entry form. Preferred stock in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the shares of preferred stock represented by the global security. Those who own beneficial interests in shares of preferred stock will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any preferred stock in book-entry form will have the right to obtain their shares in non-global form. We describe book-entry securities below under “Legal Ownership and Book-Entry Issuance”. All preferred stock will be issued in registered form.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	preferred stockholders’ rights relative to common stockholders, such as the right of preferred stockholders to receive dividends and amounts on our liquidation, dissolution or winding-up before any such amounts may be paid to our common shareholders;

•	our ability to issue fractional or multiple shares of preferred stock in the form of depositary shares; and

•	various provisions of the deposit agreement, including how distributions are made, how holders vote their depositary shares and how we may amend the deposit agreement.

Preferred Stockholders’ Rights

Rank

Shares of each series of preferred stock will rank senior to our common stock with respect to dividends and distributions of assets. However, we will generally be able to pay dividends and distributions of assets to holders of our preferred stock only if we have satisfied our obligations on our indebtedness then due and payable.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends for each series of preferred stock will be stated in your prospectus supplement. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as set forth in the prospectus supplement.

Redemption

If specified in your prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be redeemed mandatorily.

Any restriction on the repurchase or redemption by us of our preferred stock while there is an arrearage in the payment of dividends will be described in your prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares, including voting rights, will terminate except for the right to receive the redemption price.

Conversion or Exchange Rights

Our prospectus supplement relating to any series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for shares of common stock, another series of preferred stock or other of our securities or securities of third parties.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Assurant, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in your prospectus supplement, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other parity securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series and the other parity securities will share in any distribution of our available assets on a ratable basis in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference and accrued and unpaid dividends.

Voting Rights

The holders of preferred stock of each series will have no voting rights, except:

•	as stated in the prospectus supplement and in the certificate of designations establishing the series; or

•	as required by applicable law.

Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares

We may choose to offer fractional shares or some multiple of shares of our preferred stock, rather than whole individual shares. If we decide to do so, we will issue the preferred stock in the form of depositary shares. Each depositary share would represent a fraction or multiple of a share of the preferred stock and would be evidenced by a depositary receipt, as further described in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

Deposit Agreement

We will deposit the shares of preferred stock to be represented by depositary shares under a deposit agreement. The parties to the deposit agreement will be:

•	Assurant;

•	a bank or other financial institutional selected by us and named in the prospectus supplement, as preferred stock depositary; and

•	the holders from time to time of depositary receipts issued under that deposit agreement.

Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock. A depositary receipt may evidence any number of whole depositary shares. The depositary for the depositary shares may charge certain fees for holding the preferred stock on behalf of the holders of the depositary shares or in connection with certain transfers, redemptions, dividend payments, distributions or other transactions involving the depositary shares.

We will file the deposit agreement, including the form of depositary receipt, with the SEC, either as an exhibit to the registration statement of which this prospectus forms a part or as an exhibit to a current report on Form 8-K.

Dividends and Other Distributions

The preferred stock depositary will distribute any cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of depositary shares owned by the holders. The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they own.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

Redemption of Preferred Stock

If we redeem preferred stock represented by depositary shares, the preferred stock depositary will redeem the depositary shares from the proceeds it receives from the redemption. The preferred stock depositary will redeem the depositary shares at a price per share equal to the applicable fraction or multiple of the redemption price per share of preferred stock. Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the redeemed shares of preferred stock. If fewer than all the depositary shares are to be redeemed, the preferred stock depositary will select the depositary shares to be redeemed by lot or ratably or by any other equitable method it chooses.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, including voting rights, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. If the preferred stock depositary does not receive specific instructions from the holders of any depositary shares representing a series of preferred stock, the preferred stock depositary will vote all shares of that series in proportion to the instructions received.

Conversion of Preferred Stock

If our prospectus supplement relating to the depositary shares says that the deposited preferred stock is convertible into or exercisable or exchangeable for common stock, preferred stock of another series or other securities, or debt or equity securities of one or more third parties, our depositary shares, as such, will not be convertible into or exercisable or exchangeable for any securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the preferred stock depositary with written instructions to instruct us to cause conversion, exercise or exchange of our preferred stock represented by the depositary shares into or for whole shares of common stock, shares of another series of preferred stock or other of our securities or securities of the relevant third party, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, exercise or exchange, we will cause the conversion, exercise or exchange using the same procedures as those provided for conversion, exercise or exchange of the deposited preferred stock. If only some of the depositary shares are to be converted, exercised or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted, exercised or exchanged.

Form of Depositary Shares

We may issue depositary shares in book-entry form. Depositary shares in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the depositary shares represented by the global security. Those who own beneficial interests in depositary shares will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any depositary shares in book-entry form will have the right to obtain their shares in non-global form. We describe book-entry securities below under “Legal Ownership and Book-Entry Issuance”. All depositary shares will be issued in registered form.

DESCRIPTION OF WARRANTS WE MAY OFFER

References to “Assurant,” the “Company,” “us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own warrants registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in warrants should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

General

We may issue warrants to purchase our senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, any securities of a third party or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from those underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which will be filed as an exhibit to the registration statement that contains this prospectus or as an exhibit to a current report on Form 8-K.

A Prospectus Supplement Will Describe the Specific Terms of Warrants

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including currency units or composite currencies, investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including currency units or composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of certain U.S. federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We may also issue warrants, on terms to be determined at the time of sale, for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

•	securities of one or more issuers, including our common or preferred stock or other securities described in this prospectus or debt or equity securities of third parties;

•	one or more currencies;

•	one or more commodities;

•	any other financial, economic or other measure or instrument, including the occurrence or nonoccurrence of any event or circumstance; and

•	one or more indices or baskets of the items described above.

We refer to this type of warrant as a universal warrant. We refer to each property described above as a warrant property.

We may satisfy our obligations, if any, and the holder of a universal warrant may satisfy its obligations, if any, with respect to any universal warrants by delivering:

•	the warrant property;

•	the cash value of the warrant property; or

•	the cash value of the warrants determined by reference to the performance, level or value of the warrant property.

The applicable prospectus supplement will describe what we may deliver to satisfy our obligations, if any, and what the holder of a universal warrant may deliver to satisfy its obligations, if any, with respect to any universal warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal, or premium, if any, or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF STOCK PURCHASE CONTRACTS WE MAY OFFER

References to “Assurant,” the “Company,” “us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own stock purchase contracts registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in stock purchase contracts registered in street name or in stock purchase contracts issued in book-entry form through one or more depositaries. Owners of beneficial interests in stock purchase contracts should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

The applicable prospectus supplement will describe the terms of any stock purchase contracts that we may offer. The following description and any description of stock purchase contracts in the applicable prospectus supplement may not be complete and is subject to, and is qualified in its entirety by, reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts that we will file with the SEC as an exhibit to the registration statement that contains this prospectus or as an exhibit to a current report on Form 8-K.

We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified or variable number of shares of our common stock, preferred stock or depositary shares, as applicable, at a future date or dates. The price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish.

The stock purchase contracts may be issued separately or as part of units, which we refer to in this prospectus as units. Units may consist of a stock purchase contract and beneficial interests in other securities described in this prospectus or of third parties, securing the holders’ obligations to purchase from or sell shares to us under the stock purchase contracts. These other securities may consist of our debt securities, preferred stock, common stock, depositary shares, warrants or securities of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	whether the stock purchase contracts will be issued in fully registered or global form;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of the stock purchase contracts.

DESCRIPTION OF UNITS WE MAY OFFER

References to “Assurant,” the “Company,” “ us,” “we” or “our” in this section mean Assurant, Inc., and do not include the subsidiaries of Assurant, Inc. Also, in this section, references to “holders” mean those who own units registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in units registered in street name or in units issued in book-entry form through one or more depositaries. Owners of beneficial interests in units should read the section below entitled “Legal Ownership and Book-Entry Issuance”.

The applicable prospectus supplement will describe the terms of any units. The following description and any description of units in the applicable prospectus supplement may not be complete and is subject to, and is qualified in its entirety by reference to, the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units that we will file with the SEC as an exhibit to the registration statement that contains this prospectus or as an exhibit to a current report on Form 8-K.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	whether the units will be issued in fully registered or global form; and

•	if applicable, a discussion of certain U.S. federal income tax considerations.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

References to Assurant,” the “Company,” “us,” “we” or “our” in this section means Assurant, Inc. In this section, we describe special considerations that will apply to registered securities issued in global—i.e., book-entry—form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is the Legal Owner of a Registered Security?

Each debt security, warrant, stock purchase contract, unit or share of preferred or common stock in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing such securities. We refer to those who have securities registered in their own names, on the books that we or the trustee, warrant agent or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Unless otherwise noted in your prospectus supplement, we will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture, warrant agreement, stock purchase contract, unit agreement or depositary agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

We may terminate an existing global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any warrant agents and unit agents and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—for example, to amend the indenture for a series of debt securities or warrants or the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture or warrant agreement—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	whether and how you can instruct it to exercise any rights to purchase or sell warrant property under a warrant or stock purchase contract property under a stock purchase contract or to exchange or convert a security for or into other property;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

Unless otherwise noted in the applicable prospectus or pricing supplement, we will issue each security in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more. Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	Euroclear System, which is known as “Euroclear”;

•	Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. An investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “—Who is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, any trustees, warrant agents, unit agents and any other third party retained to provide security-related services, will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, any trustees, warrant agents, unit agents and any other third parties retained to provide security-related services also do not supervise the depositary in any way;

•	The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your bank, broker or other financial institution may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. The existence of these intermediaries may cause delay in payments, transfers, notices or other communications between us, the depositary and you. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries, including any delay in any payments, transfers, notices or other communications to you.

Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Who is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the trustee, warrant agent, unit agent or other agent, as applicable, that we wish to terminate that global security; or

•	in the case of a global security representing debt securities or warrants issued under an indenture, if an event of default has occurred with regard to these debt securities or warrants and has not been cured or waived.

If a global security is terminated, only the depositary, and not we, the trustee for any debt securities, the warrant agent for any warrants, the unit agent for any units or any other third party retained to provide securities-related services, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to DTC

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is owned by a number of its DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the securities. If less than all of the securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the relevant trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations Relating to Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other financial institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers or (3) through agents or through a combination of any of these methods of sale. The prospectus or pricing supplement will set forth the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the purchase price,

•	the net proceeds to us,

•	any delayed delivery arrangements,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any commissions paid to agents.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they act as agents. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers, the terms of the transaction and the nature of the underwriter’s obligation.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Sales by Selling Securityholders

Selling securityholders may use this prospectus in connection with resales of the securities. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares.

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

The third parties in any of the sale transactions described above will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may also be our customers, may engage in material transactions with us, and may perform services for us in the ordinary course of their businesses.

The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities. Unless otherwise specified in the prospectus supplement, each of the series of the securities will be a new issue with no established trading market.

LEGAL MATTERS

The validity of the debt securities, common stock, preferred stock, warrants, stock purchase contracts and units offered hereby will be passed upon by corporate counsel for Assurant, who may be either of Carey S. Roberts, Esq. or Jessica M. Olich, Esq. As of the date of this prospectus, each such corporate counsel for Assurant owned less than 1% of the common stock of Assurant, if any.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.